Exhibit 99.2

REPORT on the MINERAL EXPLORATION PROPERTIES

of AFRICAN MINERAL FIELDS INC.

in the REPUBLIC OF UGANDA, EAST AFRICA

Mwanza, Tanzania
May 15, 2007.                                                                                                         Martin J. Taylor P. Geo.

i

10.0	SAMPLING METHOD and APPROACH	80
10.1	Sampling Method	80
10.2	Database	82

11.0	SAMPLE PREPARATION, ANALYSES and SECURITY	83

12.0	DATA VERIFICATION	84

13.0	INTERPRETATION and CONCLUSIONS	90

14.0	RECOMMENDATIONS	91

15.0	REFERENCES	93

16.0	CERTIFICATE	95

APPENDICES

Appendix I Letter from the Department of Geological Survey and Mines		96

Figures
		Page
Figure 3.1	Map of Uganda with Administrative Districts	6
Figure 6.1	General Geology of Uganda and AMF Properties	18
Figure 6.2	Geology of the Lugazi Area	23
Figure 6.3	Geology of the Mubende Project	25
Figure 6.4	Mitoma Project Remote Sensing Compilation	27
Figure 6.5	Geology of the Mitoma Project	28
Figure 6.6	Mwerusandu Project Remote Sensing Compilation	30
Figure 6.7	Kiana-Nyamulindira Geology	31
Figure 6.8	Mwerusandu Geology	32
Figure 7.1	Generalized Model for IRG Deposits	33
Figure 7.2	Geology of the Timbarra Deposit	35
Figure 7.3	Oxidation State of IRG Deposits	36
Figure 7.4	Tintina Belt showing IRG Deposits	37
Figure 7.5	Geology of the Twangiza Area, DRC	39
Figure 9.1	Lugazi GGM Ni/Co anomalies and First Pass TL soils	44
Figure 9.2	Lugazi Stream Sediment Sampling	46
Figure 9.3	Lugazi First Pass and Infill Soils	48
Figure 9.4	Lugazi Pit Locations	49
Figure 9.5	Lugazi all TL soils	50
Figure 9.6	Lugazi TL soils on Geology	51
Figure 9.7	Lugazi Magnetic Horizontal Gradient	52
Figure 9.8	Mubende Stream Sediment Sampling	55
Figure 9.9	Mubende Auger and Pit Orientation Study	56
Figure 9.10	Kahungye-Rutaka-Rugoma Au Anomalies	58
Figure 9.11	Kahungye-Rutaka-Rugoma As Anomalies	59
Figure 9.12	Rutaka Soil Anomalies	61
Figure 9.13	Rutaka Pit Sampling	62

Figure 9.14	Rugoma TL Soil Anomalies	63
Figure 9.15	Rugoma Auger Section	65
Figure 9.16	Kabira Stream Sediments	67
Figure 9.17	Kabira TL Soil Line 1 Profiles	68
Figure 9.18	Nyamulindira Au soils on As	71
Figure 9.19	Nyamulindira Au soils	72
Figure 9.20	Nyamulindira Geology and Crosta analysis	74
Figure 9.21	Nyamulindira First Pass Soil Lines on Geology	75
Figure 9.22	Nyamulindira TL Soil Lines	76
Figure 9.23	Nyamulindira Profiles Trenches T1 and T2	77
Figure 9.24	Nyamulindira Profile Trench T3	78
Figure 9.25	Mwerusandu TL Soil Sn Anomalies	79
Figure 12.1	Comparison of Mitoma TL gold repeats	84
Figure 12.2	Comparison of Original and Repeat TL Sampling, Mitoma	85
Figure 12.3	Rugoma TL vs. Fire Assay analyses	86
Figure 12.4	Kahungye Confirmation Sampling of TL gold anomaly	87

Tables
		Page
Table 1.1	Overall 2007 Exploration Budget	3
Table 3.1	Exploration Licences (ELs) Granted	9
Table 3.2	Coordinates of Lugazi Property Exploration Licences	10
Table 3.3	Coordinates of Mubende Property Exploration Licences	10
Table 3.4	Coordinates of Mitoma Property Exploration Licences	11
Table 3.5	Coordinates of Mwerusandu Exploration Licences	12
Table 7.1	Selected Characteristics of IRG Deposits	34
Table 7.2	Twangiza Project Resources	40
Table 9.1	Analytical Statistics for First Pass TL Soils Lugazi	45
Table 9.2	Analytical Statistics for Step-out TL Soils Lugazi	47
Table 9.3	Analytical Statistics for Infill TL Soils Lugazi	47
Table 9.4	Coordinates of Pits at Lugazi	53
Table 9.5	Analytical Statistics Mitoma Property TL Soils	69
Table 12.1	HMC Repeat Assays	88
Table 14.1	2007 Phase I Exploration Budget	92
Table 14.2	2007 Phase II Exploration Budget	92
Table 14.3	2007 Complete Exploration Budget	92

1.0       SUMMARY

Martin Taylor, P. Geo., was retained by African Mineral Fields Inc. (“AMF”) in March 2007 to prepare a technical report to the standards of National Instrument 43-101 on their mineral properties in the Republic of Uganda (“Uganda”).  Mr. Taylor travelled to Uganda in March 2007 and visited 13 of the 14 Exploration Licences in which AMF holds an interest.  AMF is a mineral resource development and management company headquartered in Vancouver, Canada, and is a subsidiary of Magnus Resources International Inc.

As of January 2007 AMF had acquired exclusive option rights to acquire 100% ownership of 13 exploration licences totalling 1,525.33 km2 from four project areas in Uganda. The four project areas are Mitoma and Mwerusandu in the south-west, Mubende in the south central and Lugazi in the eastern part of the country. A new exploration licence, Lugazi West covering an area of 470.86 km2, was granted late in February 2007. All exploration licences (EL) are valid for an initial period of 3 years after which two periods of extension of 2 years each are granted with a 50% reduction in area in each of the two year periods. Thereafter, the licence must be converted into a mining licence, relinquished, or re-applied for again.

Under regulations issued under the Mining Code, any gold produced for sale is subject to a royalty of 3% of gross value. There is no requirement for any free carried interest in any project or licence from the State.

In writing this report the author relied on his observations in the field, his knowledge of Uganda and its geology derived from his extensive experience in neighbouring Tanzania and public information from his own files, as well as the comprehensive corporate and property data provided by AMF.  Government of Uganda reports and maps, and other relevant reports, papers and data in the public domain were also examined.  All available data on AMF’s properties was reviewed in Uganda or Toronto, including reports on recent exploration programs.  Copies were examined in Entebbe of the original licence documents for each of the Exploration Licences acquired by AMF, as well as any joint-venture or other agreements affecting the properties.    The author is familiar with gold exploration in East Africa, having spent more than six years working in Tanzania in that regard in 1999-2007.

The four properties are all located in highly prospective geology for economic gold mineralization, with a granite/metasediment association typical of IRG deposits.  Mubende has a greisen association, making it a potential target for Timbarra-style mineralization, while Mitoma and Mwerusandu have a distinct Sn-W association that may be more typical of Fort Knox style.  The Mitoma project also bears similarities to Banro Corp’s Twangiza in the eastern DRC. The Twangiza auriferous sulphides are hosted in similar Proterozoic metasediments along the hinge zone of an anticline, with associated mafic and porphyritic intrusions and regional Sn-W granites.  Twangiza’s measured + indicated resources (Banro, 2007) are 39.2 Mt at 2.39 g/t Au.

Precambrian rocks underlie two-thirds of Uganda. Archaean rocks are exposed in the south-east where they are part of the extensive granite-greenstone terrane of the Tanzanian Craton. Three major Proterozoic belts underlie central and west Uganda: the Paleoproterozoic Buganda-Toro metasediments, the Mesoproterozoic Karagwe-Ankolean (Kibaran) Belt in the southwest of the country and Neoproterozoic Pan-African rocks. Tertiary to Recent sediments have filled parts of the down-faulted Western Rift. Tertiary carbonatites and Cenozoic volcanics related rift activities occur along the eastern and western borders of the country.

Mwerusandu and Mitoma are located in the Karagwe-Ankolean Belt, the northern extension of the Kibaran Belt that hosts major gold deposits in the east-central Democratic Republic of Congo (DRC).  Exploration at Mwerusandu has identified a drill target in a quartz vein outcrop with 20.4 g/t Au over 3.5m, together with a gold-in-soil anomaly with a strike length of at least 1 km. At Mitoma, three gold-in-soil geochemical anomalies have been identified, two of which are current drill targets.

The Mubende property covers most of the Singo Batholith, a granite with Sn/W association.  Extensive alluvial gold to the west of the granite may have been derived from the property, where the initial stream sediment sampling has identified Au and Sn/W anomalies.

At Lugazi initial stream sediment sampling confirmed the Ni/Co anomalies detected by the German Geological Mission in 1972, and detected several Au/As plus Sulphate/pH anomalies.  Terra Leach (TL) soil sampling over these anomalies has outlined a gold anomaly approximately 3,000 m along strike by 300-700 m wide.  This anomaly is open to the west.  Pits dug to bedrock have confirmed the presence of sheared and graphitic schists.

In the author’s opinion the methodology and control of the TL soils, stream sediments and pitting/trenching sampling programs were in accordance with international mining industry standards and were adequate to provide an initial assessment of the potential for economic gold mineralization.  The exploration approach of identifying target areas with potential to host IRG deposits, confirming the geology on the ground followed by regional stream sediment sampling to identify areas of higher gold potential was appropriate.  Follow-up of these targets with TL soil surveys has proven effective in outlining areas of significant gold anomalies that warrant drill-testing.

Proposed exploration programs for 2007 consist of: a first phase of reconnaissance and detailed geochemistry, with initial testing of the geochemical anomalies with RC drilling; and a second phase of RC drilling to be carried out if the first phase returned positive results.

On the Lugazi property the first priority would be to acquire the final data from the airborne geophysical survey that was completed in March 2007.  Ground EM would also be carried out on the soil anomalies in EL 0020.  A first phase of RC drilling should target the gold-in-soil anomalies. Regional and infill soil sampling should be carried out on EL 0167. Phase II would largely consist of additional RC drilling, contingent on the results of the first phase.

On the Mubende property Phase I should consist of a test program of augering and pitting in selected drainages, to select the best method of sampling the stream sediments across the area.  Anomalies resulting from the sediment sampling should be followed up with TL soil sampling.  Phase II should consist of infill TL soil sampling and detailed geological mapping in the most promising areas.

On the Mitoma property Phase I should consist of shallow RC drilling to test the principal soil anomalies on the Kahungye, Rutaka and Rugoma licences.  Infill/confirming stream sediments would be taken on the Kabira licences to the south, as well as TL soils to follow up the sediment anomalies.  Phase II would include infill soil sampling at Kabira as well as additional RC drilling, contingent on the results of the initial holes.

On the Mwerusandu property the first phase programs should include additional sediment sampling at Kiana and Mwerusandu, followed by TL soil sampling and mapping.  The soil sampling would include extension to the south of the existing anomalous zone at Nyamulindira.  The major soil anomaly and trench mineralization at Nyamulindira should be tested with RC drilling.  Contingent on the results of the initial drilling, a second phase of RC would be required to test the depth and strike extensions of the mineralization.

Table 1.1  Overall 2007 Exploration Budgets for the Uganda Projects of AMF.

Project	Stream Seds.	Soils	Geophys.	Geology /LandSat	RC Drilling	Reports	Licence	Fixed Costs	Total
Lugazi	0	100,000	95,000	1,000	290,000	5,000	12,000	30,000	$533,000
Mubende	19,000	95,000	0	6,000	0	5,000	4,000	30,000	$159,000
Mitoma	5,000	85,000	0	6,000	290,000	5,000	4,000	30,000	$425,000
Mwerusandu	12,000	65,000	0	14,000	380,000	5,000	2,000	30,000	$508,000
Totals	$36,000	$345,000	$95,000	$27,000	$960,000	$20,000	$22,000	$120,000	$1,625,000

In the author’s opinion, the character of the properties in AMF’s portfolio is of sufficient merit to justify the nature and scale of the programs outlined above.  The budgets developed by AMF for these programs are considered appropriate by the author.

2.0       INTRODUCTION and TERMS of REFERENCE

Martin Taylor, P. Geo., was retained by African Mineral Fields Inc. of Vancouver, Canada, (“AMF”) in March 2007 to prepare a technical report to the standards of National Instrument 43-101 on the mineral properties in the Republic of Uganda in which AMF holds an interest.  Mr. Taylor travelled to Uganda in March 2007 and visited 13 of the 14 Exploration Licences under option by AMF, to observe the geology, exploration sites and infrastructure.  The author is aware that AMF may use this report in support of future fundraising efforts, or as required for other purposes by Stock Exchanges in Canada and the relevant provincial Securities Commissions.

The Lugazi, Mubende, Mitoma and Mwerusandu Properties comprising 1,996.33 km2 are located in the southwestern and southern parts of Uganda in East Africa. The Mitoma and Mwerusandu properties, originally belonging to East African Mineral Resources (EAMR) are being explored under an agreement between EAMR and AMF whereby AMF may earn a 100 % interest. The Lugazi and Mubende properties, originally belonging to Flemish Investments Limited (“FIL”) have been purchased 100 % by AMF. Exploration work on the properties started in the latter part of 2004 and has continued to the present date.

In writing this report the author relied on his observations in the field, his knowledge of Uganda and its geology derived from his extensive experience in neighbouring Tanzania and public information from his own files, as well as the comprehensive corporate and property data provided by AMF.  Government of Uganda reports and maps, and other relevant reports, papers and data in the public domain were also examined.  The author made extensive use of unpublished technical reports, data compilations and other information provided by geologists of AMF and FIL, all of which he considers reliable. All available data on AMF’s properties was reviewed in Uganda or Toronto, including reports on recent exploration programs.  Copies were examined in Entebbe of the original licence documents for each of the Exploration Licences acquired by AMF, as well as any joint-venture or other agreements affecting the properties.    The author is familiar with gold exploration in East Africa, having spent 74 months working in Tanzania in that regard in 1999-2007.

All of the licence documents issued by the Geological Survey and Mines Department were examined by the author and appear to be in order.  Although the author is familiar with both the procedure of acquiring Exploration Licences in Uganda and the nature of the relevant documents pertaining to them, as a Professional Geoscientist he is not qualified to give a formal legal opinion on the validity of the licence or agreement documents and takes no responsibility for any errors or omissions within said documents that might affect AMF’s title or interest in the properties.  A letter has been received from the Department of Geological Survey and Mines, Uganda, certifying that the 14 relevant ELs granted in the name of Flemish Investments Limited are in good standing through submission of required reports and payment of mineral rentals.  This letter is included in Appendix I.

3.0       PROPERTY DESCRIPTION AND LOCATION

The mineral properties in which AMF holds an interest and described in this report are all located within the Republic of Uganda, in East Africa.

3.1       The Republic of Uganda

Uganda covers a total area of 241,038 sq. km between longitudes 29° 30’E – 35° 00’E and latitudes 4°N - 1°S.  It is a land-locked country bounded on the north by Sudan, on the east by Kenya, on the south by Tanzania and Rwanda, and on the west by The Democratic Republic of Congo (Figure 3.1).  The southeast of the country, some 30,000 sq. km, is covered by Lake Victoria.  The Ruwenzori Mountains on the western border of Uganda contain three of Africa’s highest peaks in Mt. Margherita (5,110 m), Mt. Speke (4,890 m) and Mt. Baker (4,843 m).  The White Nile River starts its journey to the Mediterranean from Jinja, on the north shore of Lake Victoria, flowing into Lake Albert in the Western Rift and then north through Sudan and Egypt.

The original hunter-gatherers in Uganda were absorbed by successive pastoralist migrants from the north (Nilotic) and west (Bantu).  The Baganda, a Bantu tribe, established a powerful kingdom near Lake Victoria, and the Bunyoro kingdom was established to the north.  Lesser kingdoms were established elsewhere in the country, especially in the west (e.g. Ankole).  European explorers began to penetrate the interior in the mid-19th century, culminating in the establishment of a British Protectorate in 1894 with a typical colonial administration but no acquisition of farmland by settlers.  The country achieved independence on October 9, 1962.

In the 1970s and 1980s Uganda was notorious for human rights abuses under Idi Amin and Milton Obote.  Since the current President, Yoweri Museveni, came to power in 1986, however, Uganda has rebounded to become relatively peaceful, stable and prosperous.  Multi-party politics were restored in 2005 and, in August 2006, a truce was signed between the Government and the Lord’s Resistance Army rebels in the north of the country.  Uganda is the most successful country in East Africa in dealing with the scourge of HIV/Aids.

Uganda’s population was estimated at 26.7 million in 2005, with an annual growth rate of 3.5%.  Of the four ethnic groups, the Bantu live predominantly south and west of the River Nile while those of Nilotic, Nilo-Hamitic and Sudanic races live north of the River Nile.  Of the Bantu people, the Baganda tribe are the most numerous, about 17% of the population.  English is the official language.  Luganda is spoken extensively in central Uganda, and Swahili is widely understood.  Kampala, with a population of about 2 million, is the commercial capital and seat of government.  There are 56 Administrative Districts.  Uganda’s legal system is based on English common law.  The currency is the Uganda shilling, Ushs 1,900=US$1.00 in March 2007.

Uganda’s economy is based on agriculture, the major commercial crops including coffee, fish, tea, tobacco, cotton, corn, beans and sesame. Flowers and other horticultural products play an increasing role.  The majority of the population practises subsistence farming, with the country self-sufficient in basic foodstuffs.  Plantain bananas are the dominant carbohydrate.  Tourism plays less of a role than in Kenya and Tanzania, with the main focus on the game parks in the west of the country.

UGANDA
National capital
Town, village
Airport
International boundary
District boundary
Main road
Secondary road
Railroad
The boundaries and names shown and the designations used on this map do not imply official endorsement or acceptance by the United Nations.
SUDAN
KENYA
DEMOCRATIC REPUBLIC OF THE CONGO
UNITED REPUBLIC OF TANZANIA
RWANDA
Kigali
Lake Albert
Lake Victoria
Sese Is.
YUMBE
MOYO
ADJUMANI
ARUA
NEBBI
GULU
KITGUM
PADER
KOTIDO
MOROTO
NAKAPIRIPIRIT
KATAKWI
LIRA
APAC
MASINDI
HOIMA
KIBAALE
KIBOGA
NAKASONGOLA
KAYUNGA
KAMULI
SOROTI
KABERAMAIDO
KUMI
PALLISA
KAPCHORWA
SIRONKO
MBALE
TORORO
BUSIA
IGANGA
JINJA
LUWERO
MUBENDE
KAMPALA
MPIGI
WAKISO
MUKONO
MAYUGE
BUGIRI
KALANGALA
MASAKA
RAKAI
SEMBABULE
MBARARA
BUSHENYI
NTUNGAMO
RUKUNGIRI
KANUNGU
KABALE
KISORO
KASESE
KAMWENGE
KYENJOJO
KABAROLE
BUNDIBUGYO
Kampala
X MUBENDE
X LUGAZI
X MITOMA
X MWERUSANDU
UGANDA
0 25 50 75 100 km
0 25 50 75 mi

Map No. 3862 Rev. 4 UNITED NATIONS
May 2003

Department of Public Information
Cartographic Section

Figure 3.1.  Map of Uganda with Administrative Districts

Little prospecting or mining was carried out in Uganda before the British Protectorate.  Prospecting in the Ruwenzori Mountains in the 1920s resulted in the discovery of copper mineralization that became the Kilembe Mine, in production from 1956-1978.  Tin was produced at Mwerusandu from the early 1930s to 1956.  Gold was first recorded in Nyanzian greenstones in 1932 at Busia, where the small Busitema mine is still operated. Numerous small-scale mining operations on vein and alluvial deposits commenced soon after and many continued after the Second World War.  Current artisanal gold mining mainly focuses on alluvial deposits, with annual production estimated by the government to be between one and two tonnes.

The Department of Geological Survey and Mines (GSMD) is an integral part of the Ministry of Energy and Mineral Development. The GSMD has its headquarters in Entebbe and is responsible for administering the Mining Act and its regulations.  The Department is headed by the Commissioner, with Assistants in charge of the Geology, Laboratory, Mines and Geodata Divisions.  The Department also has the responsibility of maintaining the archive of geological data reaching back to 1919.  This includes topographical maps, mineral occurrence maps, mineral licence maps, geophysical, geological and geochemical maps, and copies of published and unpublished reports.  Much of this data is in digital format and available on demand.  Geological maps at a scale of 1:125,000, each covering a quarter-degree sheet, cover the entire country.  Some areas have been mapped in more detail.

The Government of Uganda has recognised the importance of the mineral sector in the future development of the country.  Mineral Sector policy items identified in 2001 were: to stimulate mining sector development by promoting private sector participation; to ensure that mineral wealth supports national economic and social development; to regularize and improve small-scale mining by local artisans; to minimise and mitigate the adverse social and environmental impacts of mineral exploitation; to remove restrictive practices on women participating in the mineral sector and protect children against mining hazards; to develop and strengthen local capacity for mineral development; and, to add value to mineral ores and increase mineral trade. The revision of the Mining Act in 2003 and the Mining Regulations in 2004 were directed at attracting private sector investment in the exploration, mining development, mineral beneficiation and marketing of Uganda’s mineral resources.

Title to minerals in the ground is vested in the Republic of Uganda, and no prospecting or mining operations can be carried out without the appropriate mineral rights licence granted by the government. The mineral rights licences come in five forms:

  Prospecting Licence.  A general licence enabling the holder to prospect for suitable mineral exploration areas anywhere in the country, except in areas of existing mineral licences, National Parks or Game Reserves.  A company may only prospect if it employs at least one individual with such a licence who must also act as an agent for the company.

  Exploration Licence.  Issued to a Ugandan citizen or company registered in Uganda, who must hold a valid Prospecting Licence, with any individual or company allowed to hold one exploration licence if suitable financial resources can be demonstrated.  ELs cover rectangular areas not exceeding 500 sq. km, and are exclusive for the stated minerals within the area granted.  The licence gives the holder right of access and the right to camp within the licence.  They cannot overlap an existing retention licence or mining lease. They are issued for up to three years and renewable for two periods of two years each, with a 50% reduction in area with each renewal.  The application process is thorough and must include a detailed program with proposed employment of Ugandans and potential environmental impacts.  Application fees are 650,000 U/= (approx. US$342 as of March 2007), with annual rental 10,000 U/= per sq. km.  On expiry a company should apply for a retention licence or mining lease.

  Retention Licence.  This applies to an area covered by an exploration licence on which the holder has made a discovery, but cannot immediately develop it.

  Mining Lease.  These are issued where mining is justified, through a full feasibility study with environmental impact assessment submitted to the government.  There is no maximum or minimum size, though the licence must be rectangular.  The licence gives the right to mine or sell stated minerals within the area granted, and the right to establish a camp, plant and dumps within the licence. The lease has an initial term of up to 21 years, renewable for no more than 15 years.   Preparation fees for the lease are 2,000,000 U/=, and the annual rent is 10,000 U/= per hectare.  Precious and base metals mined are subject to a 3% royalty on the gross value as determined on the prevailing market price of the London Metals Market or similar.  The State does not participate directly in exploration or mining operations.

  Location Licence.  This is intended for small-scale mining where expenditure to achieve production will not exceed 10,000,000 Uganda shillings.

3.2       Description of Ugandan Properties

The Lugazi, Mubende, Mitoma and Mwerusandu Properties comprising approximately 1,996.33 km2 are located in southern and southwestern Uganda in East Africa. The Mitoma and Mwerusandu properties, originally belonging to East African Mineral Resources of Douglas, Isle of Man (“EAMR”) are being explored under an agreement between EAMR and AMF.  The agreement signed on May 8, 2006, by AMF and EAMR grants AMF the option to acquire a 100% interest in the Mitoma and Mwerusandu properties.

Under the terms of the agreement AMF would acquire a 100% interest in the Mitoma property by making cash payments of US$235,000 in the first year and contributing a total of US$2,000,000 towards exploration on the property over a period of 3 years. An allotment of 500,000 common shares of AMF was also granted. Should AMF exercise their option, EAMR would be entitled to a gold production royalty based on a sliding scale from 0.5% (gold price below $250/oz) to 2.1% (gold price above $1,200/oz).  AMF would also acquire a 100% interest in the Mwerusandu property by making cash payments of US$45,000 and contributing a total of US$2,000,000 towards exploration on the property over a period of 3 years. An allotment of 500,000 common shares of AMF was also granted. Should AMF exercise their option, EAMR would be entitled to a gold production royalty based on a sliding scale from 0.5% (gold price below $250/oz) to 2.1% (gold price above $1,200/oz).

The Lugazi and Mubende properties, originally belonging to Flemish Investments Limited of Douglas, Isle of Man (“FIL”) were initially explored under an agreement between FIL and AMF.  The agreement, signed on September 1, 2006, by AMF and FIL grants AMF the option to acquire a 100% interest in the Mubende and Lugazi properties which has now been completed.

Under the terms of the agreement AMF acquired a 100% interest in the Mubende property for a total consideration for $37,500; by making cash payments of US$25,000 and making an allotment of 250,000 common shares at $0.05 per share.  AMF acquired a 100% interest in the Lugazi property for an identical total consideration of $37,500. Additional common shares of AMF, up to a maximum of 300,000, would be issued to FIL based on proving up measured and indicated gold resources.  There are no other known royalties or environmental liabilities on any of the Ugandan properties in which AMF holds an interest as of the date of this report.

All of the four properties are covered by valid Exploration Licences, fourteen in total.  Digital scans of all 13 licence documents issued by the Geological Survey and Mines Department were examined by the author and appear to be in order.  The 14th, for Lugazi West, was pending at the time of the author’s visit to Uganda but has since been granted.  Although the author is familiar with both the procedure of acquiring Exploration Licences in Uganda and the nature of the relevant documents pertaining to them, as a Professional Geoscientist he is not qualified to give a formal legal opinion on the validity of the licence or agreement documents and takes no responsibility for any errors or omissions within said documents that might affect AMF’s title or interest in the properties.  A letter has been received from the Department of Geological Survey and Mines, Uganda, certifying that the 14 relevant ELs in the name of Flemish Investments Limited are in good standing through submission of required reports and payment of mineral rentals.  This letter is included in Appendix I.

Table 3.1          Exploration Licences (ELs) Granted

EL	Concession	Old EPL	Project	Approx.	Admin.	GSMD	Area	Date	Expiry
No.	Name	Number	Name	Location	District	District	Km2	granted	Date
EL 0004	Nchwero	n/a	Mitoma	Bushenyi	Bushenyi	Mbarara	10.70	18/03/2005	17/03/2008
EL 0005	Kabira	n/a	Mitoma	Bushenyi	Bushenyi	Mbarara	80.00	23/03/2005	22/03/2008
EL 0018	Nyamulindira	n/a	Mwerusandu	Rubaare	Ntungamo	Mbarara	20.00	23/03/2005	22/03/2008
EL 0019	Mwerusandu N	n/a	Mwerusandu	Rubaare	Ntungamo	Mbarara	19.00	23/03/2005	22/03/2008
EL 0020	Lugazi	n/a	Lugazi	Jinja	Mukono	Entebbe	261.00	22/04/2005	21/04/2008
EL 0022	Mwerusandu W	n/a	Mwerusandu	Rubaare	Ntungamo	Mbarara	18.70	22/04/2005	21/04/2008
EL 0023	Kahungye	EPL 4682	Mitoma	Bushenyi	Bushenyi	Mbarara	19.20	22/04/2005	21/04/2008
EL 0024	Rutaka	EPL 4681	Mitoma	Bushenyi	Bushenyi	Mbarara	15.00	22/04/2005	21/04/2008
EL 0025	Rugoma	EPL 4683	Mitoma	Bushenyi	Bushenyi	Mbarara	16.00	22/04/2005	21/04/2008
EL 0116	Kiana Mine	n/a	Rubaare	Ntungamo	Ntungamo	Mbarara	147.63	10/08/2006	09/08/2009
EL 0117	Kabira East	n/a	Mitoma	Kitaka	Bushenyi	Mbarara	138.10	10/08/2006	09/08/2009
EL 0122	Singo North	n/a	Mubende	Mubende	Mubende/Kiboga	Entebbe	500.00	10/08/2006	09/08/2009
EL 0123	Singo South	n/a	Mubende	Mityana	Mubende	Entebbe	280.00	10/08/2006	09/08/2009
EL 0167	Lugazi West	n/a	Lugazi	Mukono	Mukono	Entebbe	471.00	10/03/2007	09/03/2010
						Total	1,996.33

3.2.1        Lugazi Property

The Lugazi Property is located some 50 km east of the capital Kampala in the Mukono district of southern Uganda, and is approximately centred at Latitude 0° 18’N and Longitude 32° 52’E.  The property consists of two Exploration Licences, EL 0020 and EL 0167, covering an area of approximately 732 km2.  The outline of the property is shown in Figure 6.1 and the geographic coordinate are listed in Table 3.2.

Table 3.2  Location of Lugazi Property Exploration Licences

Licence	Area	Licence	Topo	Corner	UTM E	UTM N	Latitude	Longitude
No.	km2	Name	Sheet	Beacon	Arc 1960	Arc 1960
EL 0020	261.00	Lugazi	71/2	LB	0479600	0018400	00° 10´ 00˝N	32° 49´ 00˝E
			71/4	CB1	0479600	0029500	00° 16´ 00˝N	32° 49´ 00˝E
				CB2	0500000	0044200	00° 24´ 00˝N	33° 00´ 00E
				CB3	0500000	0029450	00° 16´ 00˝N	33° 00´ 00˝E
EL 0167	471.00	Lugazi West	71/1-4	LB	0479600	0021000	00° 11´ 25˝N	32° 49´ 00˝E
			72/1	CB1	0472230	0021000	00° 11´ 25˝N	32° 45´ 00˝E
			72/3	CB2	0472230	0044200	00° 24´ 00˝N	32° 45´ 00˝E
				CB3	0500000	0044200	00° 24´ 00˝N	33° 00´ 00˝E
				CB4	0479600	0029500	00° 16´ 00˝N	32° 49´ 00˝E

EL 0020, Lugazi, was granted on April 22, 2005, to Flemish Investments Limited.  The licence covers an area of 261 km2 within Mukono Administrative District and contains the original geochemical anomalies that were the target for the Lugazi property.  EL 0167, Lugazi West, was granted on March 10, 2007, to cover the western extension of the favourable geology in EL 0020.  The licence covers an area of 471 km2 within Mukono Administrative District.

3.2.2    Mubende Property

The Mubende Property is located some 100 km west-northwest of the capital Kampala in the Mubende and Kiboga administrative districts of south-central Uganda. The property is approximately centred at Latitude 0° 34’N and Longitude 31° 46’E, and consists of two contiguous exploration licences, EL 0122 and EL 0123, covering approximately 780 km2.

Table 3.3  Location of Mubende Property Exploration Licences

Licence	Area	Licence	Topo	Corner	UTM E	UTM N	Latitude	Longitude
No.	km2	Name	Sheet	Beacon	Arc 1960	Arc 1960
EL 0122	500.00	Singo North	59/3	LB	0375000	0064000	00° 34´ 45˝N	31° 52´ 35˝E
			59/4	CB1	0383200	0064000	00° 34´ 45˝N	31° 57´ 00˝E
				CB2	0383200	0080000	00° 43´ 25˝N	31° 57´ 00˝E
				CB3	0365000	0080000	00° 43´ 25˝N	31° 47´ 15˝E
				CB4	0370000	0075750	00° 41´ 05˝N	31° 49´ 55˝E
				CB5	0362000	0068000	00° 36´ 55˝N	31° 45´ 35˝E
				CB6	0353000	0068000	00° 36´ 55˝N	31° 40´ 45˝E
				CB7	0353000	0055275	00° 30´ 00˝N	31° 40´ 45˝E
				CB8	0375000	0055275	00° 30´ 00˝N	31° 52´ 35˝E
EL 0123	280.00	Singo South	69/1	LB	0367000	0055275	00° 30´ 00˝N	31° 48´ 15˝E
			69/2	CB1	0344000	0055275	00° 30´ 00˝N	31° 35´ 55˝E
				CB2	0344000	0042000	00° 22´ 50˝N	31° 35´ 55˝E
				CB3	0367000	0042000	00° 22´ 50˝N	31° 48´ 15˝E

3.2.3    Mitoma Property

The Mitoma Property is located some 320 km southwest of the capital Kampala in the Bushenyi district of south-western Uganda. The property is approximately centred at Latitude 0° 35’S and Longitude 30° 05’E.  The property consists of six Exploration Licences covering an area of 279 km2.  The configuration of the property is shown in Figure 6.1 and the geographic coordinates are listed in Table 3.4.

Table 3.4  Location of Mitoma Property Exploration Licences

Licence	Area	Licence	Topo	Corner	UTM E	UTM N	Latitude	Longitude
No.	km2	Name	Sheet	Beacon	Arc 1960	Arc 1960
EL 0004	10.70	Nchwero	93/2	LB	0169700	9940350	00° 32´ 20˝S	30° 02´ 00˝E
				CB1	0166600	9943300	00° 30´ 45˝S	30° 00´ 20˝E
				CB2	0168000	9945000	00° 29´ 50˝S	30° 01´ 05˝E
				CB3	0172050	9942550	00° 31´ 10˝S	30° 03´ 15˝E
EL 0005	80.00	Kabira	93/2	LB	0170800	9928000	00° 39´ 00˝S	30° 02´ 30˝E
				CB1	0180800	9928000	00° 39´ 00˝S	30° 08´ 00˝E
				CB2	0180800	9920000	00° 43´ 20˝S	30° 08´ 00˝E
				CB3	0170800	9920000	00° 43´ 20˝S	30° 02´ 30˝E
EL 0023	19.20	Kahungye	93/2	LB	0172050	9942550	00° 31´ 10˝S	30° 03´ 15˝E
				CB1	0176550	9940900	00° 32´ 00˝S	30° 05´ 40˝E
				CB2	0173200	9936950	00° 34´ 10˝S	30° 03´ 50˝E
				CB3	0169700	9940350	00° 32´ 20˝S	30° 02´ 00˝E
EL 0024	15.00	Rutaka	93/2	LB	0172050	9933700	00° 35´ 55˝S	30° 03´ 15˝E
				CB1	0174450	9934450	00° 35´ 30˝S	30° 04´ 30˝E
				CB2	0176550	9929000	00° 38´ 30˝S	30° 05´ 40˝E
				CB3	0174150	9928000	00° 39´ 00˝S	30° 04´ 20˝E
EL 0025	16.00	Rugoma	93/2	LB	0176550	9940900	00° 32´ 00˝S	30° 05´ 40˝E
				CB1	0176200	9934750	00° 35´ 20˝S	30° 05´ 30˝E
				CB2	0178500	9936350	00° 34´ 30˝S	30° 06´ 40˝E
				CB3	0173200	9936950	00° 34´ 10˝S	30° 03´ 50˝E
EL 0117	138.10	Kabira East	85/1	LB	0180800	9928000	00° 39´ 00˝S	30° 08´ 00˝E
				CB1	0193900	9928000	00° 39´ 00˝S	30° 15´ 00˝E
				CB2	0193900	9917000	00° 45´ 00˝S	30° 15´ 00˝E
				CB3	0180800	9917000	00° 45´ 00˝S	30° 08´ 00˝E

3.2.4    Mwerusandu Property

The Mwerusandu Property is located some 380 km southwest of the capital Kampala in the Ntungamo district of south-western Uganda. The property is approximately centred at Latitude 1° 00’S and Longitude 30° 10’E.  The property consists of four Exploration Licences covering an area of 205.33 km2.  The configuration of the property is shown in Figure 6.1 and the geographic coordinates are listed in Table 3.5.

Table 3.5  Location of Mwerusandu Property Exploration Licences

Licence	Area	Licence	Topo	Corner	UTM E	UTM N	Latitude	Longitude
No.	km2	Name	Sheet	Beacon	Arc 1960	Arc 1960
EL 0018	20.00	Nyamulindira	85/3	LB	0183000	9885000	00° 08´ 10˝S	30° 09´ 10˝E
			94/1	CB1	0183000	9889350	00° 05´ 45˝S	30° 09´ 10˝E
				CB2	0187000	9889350	00° 05´ 45˝S	30° 11´ 20˝E
				CB3	0187000	9885000	00° 08´ 10˝S	30° 11´ 20˝E
EL 0019	19.00	Mwerusandu N	85/4	LB	0207000	9894500	00° 58´ 50˝S	30° 22´ 00˝E
				CB1	0207000	9896000	00° 56´ 25˝S	30° 22´ 00˝E
				CB2	0211000	9896000	00° 56´ 25˝S	30° 24´ 10˝E
				CB3	0211000	9891000	00° 59´ 05˝S	30° 24´ 10˝E
				CB4	0209500	9891000	00° 59´ 05˝S	30° 23´ 25˝E
				CB5	0209500	9891200	00° 59´ 00˝S	30° 23´ 25˝E
				CB6	0207500	9891200	00° 59´ 00˝S	30° 22´ 20˝E
				CB7	0207500	9891500	00° 58´ 50˝S	30° 22´ 20˝E
EL 0022	18.70	Mwerusandu W	85/4	LB	0204000	9891500	00° 58´ 50˝S	30° 20´ 25˝E
			94/2	CB1	0207500	9891500	00° 58´ 50˝S	30° 22´ 20˝E
				CB2	0207500	9889700	00° 59´ 50˝S	30° 22´ 20˝E
				CB3	0209000	9889700	00° 59´ 50˝S	30° 23´ 10˝E
				CB4	0209000	9888000	01° 00´ 45˝S	30° 23´ 10˝E
				CB5	0202000	9888000	01° 00´ 45˝S	30° 19´ 20˝E
				CB6	0202000	9890000	00° 59´ 40˝S	30° 19´ 20˝E
				CB7	0204000	9890000	00° 59´ 40˝S	30° 20´ 25˝E
EL 0116	147.63	Kiana Mine	94/1	LB	0187000	9885000	01° 02´ 20˝S	30° 11´ 15˝E
				CB1	0187000	9875000	01° 07´ 45˝S	30° 11´ 15˝E
				CB2	0175500	9875000	01° 07´ 45˝S	30° 05´ 05˝E
				CB3	0175500	9889350	01° 00´ 00˝S	30° 05´ 05˝E
				CB4	0183000	9889350	01° 00´ 00˝S	30° 09´ 05˝E
				CB5	0183000	9885000	01° 02´ 20˝S	30° 09´ 05˝E

4.0       ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY

4.1       Introduction

Uganda is a land-locked country bounded on the north by Sudan, on the east by Kenya, on the south by Tanzania and Rwanda, and on the west by The Democratic Republic of Congo, all of whom are its major trading partners.

Uganda consists of a central plateau from 900-1,500 metres above sea level (averaging about 1,200 m), sloping gently to the north with a central downwarp occupied by Lake Kyoga.  Mountain ranges occur along the western and eastern sides of the country.  The western arm of the Great Rift Valley runs down the west side of the plateau and contains Lakes Albert and Edward.  The Lake Victoria basin lies in the southeast of the country.  Much of the plateau, other than the drier north, has fertile soils and is covered by a mix of farmlands, woodlands and forest.

Much of Uganda has a mean high temperature of 25-30°C and a mean low of about 15°C.  Temperatures tend to be higher in the Lake Victoria basin and in the Nile lowlands and drier areas in the north.  The highland areas in the southwest, along the Kenyan border and the Ruwenzori Mountains, tend to have a milder climate.  Annual precipitation ranges from less than 500 mm in the northeast to 700 – 1500 mm over much of the central plateau and exceeding 2,000 mm in parts of the Lake Victoria basin and the western mountains.  In the south there are two distinct rainy seasons with peaks in April and November while in the north there is a more continuous rainy season from April to November.  Various microclimates occur around the major lakes and especially at elevations above 2,500 m.  Precipitation on the upper Ruwenzori Mountains falls as snow as well as rain and the higher peaks have permanent snow-caps.

Landlocked Uganda depends for much of its foreign trade on the road and rail links through Kenya.  Railway branches west from Kampala to Kasese and northwest from Tororo on the Kenyan border to Pakwach north of Lake Albert are both in a state of disrepair.  A ferry for rail freight cars operates a link across Lake Victoria between the Uganda rail system at Port Bell (Kampala) and the city of Mwanza in Tanzania.  Uganda has an extensive network of over 30,000 km of maintained classified roads, about 2,600 km or 8% of which are paved.  The road system is generally in good condition and provides good access across the country and to all of the AMF exploration properties.  The principal paved roads fan out across the country from Kampala, except to the northeast.  The road to the southwest is an essential link for supplying fuel, food and general freight to Rwanda, Burundi and the eastern DRC.

Uganda’s principal airport is at Entebbe on Lake Victoria, 40 km from Kampala.  International airlines connect to Europe and Dubai as well as East African destinations.  Domestic charter flights connect over 10 local airports.

Domestic and international telephone and facsimile services are provided, but the service is limited to major towns and cities and, even there, can be unreliable. As elsewhere in Africa the system has been bypassed by the tremendous growth of mobile telephone service.  Three private companies provide extensive cellular service throughout the country, especially in the main population centres and along the main roads.  Internet facilities are available in most towns through one of the eight internet providers.  The postal system works quite well in Uganda, and several companies offer international courier services.

Electricity is largely generated by the hydroelectric dam on the River Nile at Owen Falls near Jinja.  Installed capacity is about 300 MW with an additional 80 MW planned at the Kiira plant.  Other major generating stations are planned for new dams at Karuma and Bujagali, but the environmental impact of the latter in particular has been controversial and has delayed the project.  Only 3-5% of Ugandans have regular access to electricity, with many towns, especially in the north, having no supply.  The Owen Falls dam relies on the water level of Lake Victoria and, in 2005-2006 the lake reached critically low levels.  Lower rainfall in the Lake Victoria basin for several years was part of the problem, exacerbated by too much water being drawn through the Owen Falls dam in attempts to generate enough power.  Strong rains in 2006-2007 have considerably alleviated the problem of the lake level, but Uganda still struggles to generate enough electricity.

Specific to the mineral exploration industry, there is currently no drilling contractor based in Uganda though GeoServe is currently setting up in Uganda to provide an RC drill for AMF.  The logistics of acquiring drill equipment from southern Africa or overseas via Kenya would not be a major problem, and several drilling contractors maintain bases in Mwanza, Tanzania to service the many drill rigs operating in that country.  Similarly there are three assay laboratories located in Mwanza to service the mining and exploration industries in Tanzania.  One of them, SGS African Assay Laboratories Limited, has proposed setting up a sample preparation facility in Entebbe in 2007.  Geochemical, drill-core/chip and rock samples would be prepared there and small pulps shipped by air to their Mwanza laboratory for analysis.

4.2       Lugazi Property

The Lugazi property is about 50 km east of the capital, Kampala.  The regional administrative centre of Mukono on the Kampala-Jinja highway is located to the northwest of the property and would be the main base for supporting exploration activities.  Good all-weather laterite roads connect Mukono and the town of Lugazi with the property itself, and other dirt roads and tracks provide access throughout the two licences.

Topographically, the property comprises rolling hills, with drainage varying from well incised streams to wider reed-filled flood plains and swamps.  The valleys are thickly vegetated giving way to matoke groves, coffee plantations and commercial-scale sugar cane fields. The ridges consist of open grasslands, eucalyptus tree plantations and abundant small cultivated fields, including banana, matoke, coffee and beans amongst other crops.

4.3       Mubende Property

The Mubende property is located about 100 km west-northwest of Kampala.  The Singo North and Singo South exploration licences are located to the north of the Kampala – Fort Portal tarmac road, just north of Lake Wamala.  The main access into the licences is through the village of Myanzi, 15 km west of Mityana town, travelling northwest for 14 km on laterite roads to the small town of Kassanda. Relatively good local roads from Kassanda provide access across the property.  The topography at Mubende is low lying hills with wide open expanses of reed beds and swampy drainage.

4.4       Mitoma Property

Access to the Mitoma project area from Kampala is via a good network of tarmac roads through Masaka and Mbarara to Bushenyi and Ishaka. From Ishaka, there is good access along well maintained laterite roads to project sites and within the various exploration licences. The towns of Bushenyi and Ishaka act as service centres for exploration and have a good mobile communication network and improving provisions for internet connections.

Topographically, the Mitoma property comprises rolling hills, with drainage varying from well incised streams to wider reed-filled or well-cultivated flood plains.  Much of the property is open grasslands, eucalyptus tree plantations and abundant cultivated fields, including banana, matoke, coffee and beans amongst other crops. Local remnants of the original forest still exist.  Streams and rivers in the hillier areas are deeply incised but recent cultivation along deforested slopes has resulted in the silting of many stream beds.  In places, cobble layers define the old stream bed and are generally covered by 2m and more of sediments. Artisanal gold panners dig down to the cobble layer to pan gold.

4.5       Mwerusandu Property

The Mwerusandu property is located south of Mitoma.  Access to the project area from Kampala is via a good network of sealed roads through Masaka, Mbarara and Ntungamo to Kabale.  Good laterite and minor roads and tracks provide access from the highway into and around the Mwerusandu licences.   The regional administrative centres of Ntungamo (the district within which Mwerusandu lies) and Kabale, to the south, act as service centres for Mwerusandu.

At Mwerusandu, the topography is mostly grassy rolling hills, with short drainages which flow northwest towards the Rubare marsh. Small farms growing beans, maize and cassava are scattered across the slopes.

5.0       HISTORY

The Lugazi property is located close to Lake Victoria and is underlain by Early Proterozoic sedimentary and volcanic rocks. The property has seen virtually no previous exploration by individuals or mining companies and there are limited indications of prior artisanal operations.

The German Geological Mission carried out regional sampling in the area between 1970 and 1973 and located anomalous Ni, Co and Cu values in streams draining ultramafic intrusions. Reconnaissance stream sediment sampling by Flemish Investments Limited over the last two years confirmed these elevated base metal values and identified anomalous Au zones, leading to the ongoing exploration programs on the property.

The Mubende property is located about 100 km west-northwest of Kampala in south central Uganda and is underlain by Early Proterozoic sedimentary rocks and large granite batholiths. On the periphery to the licences and especially to the west is evidence of past gold and tungsten artisanal operations.

The Mitoma property is located south of and adjacent to the Mashonga and Buhweju artisanal goldfields, which reportedly have produced 200,000 ounces of gold in the last 70 years, and is underlain by similar metasedimentary rocks. There is evidence and reports of past artisanal alluvial gold workings within the area of the property.

The Mwerusandu property is located south of Mitoma. The property is underlain by similar Proterozoic metasedimentary rocks. Within the property are past evidence and reports of artisanal alluvial gold workings, and of artisanal-scale tin mining from the 1920s.  The Mwerusandu tin mine, the largest in East Africa, is located immediately south and west of two of the Mwerusandu licences.  The mine was operated from 1920-1968.

6.0       GEOLOGICAL SETTING

6.1       Introduction to the Geology of Uganda

The Archaean Ugandan Craton is part of the African Plate, a large area of continental crust consisting of the accretion of small cratons (e.g. Uganda, Tanzania) welded together by Proterozoic mobile belts.  Much of northern and central Uganda is underlain by Archaean basement gneisses.  The southwest part of the country, including the exploration licences of AMF, is largely underlain by Proterozoic sediments, minor volcanics and intrusive granites.  Major rift faulting commenced in the Tertiary and continued to the present.  Tertiary volcanism of mafic to intermediate composition and minor carbonatites also occurred.  This includes the formation of large shield volcanoes, the most prominent in Uganda being Mt. Elgon on the Kenyan border.  Great thicknesses of Tertiary to Recent sediments fill the fault valleys, especially along the Western, or Albertine, Rift in western Uganda.  The following descriptions are largely adapted from Thomas Schlüter’s 1997 text “Geology of East Africa”.

Precambrian rocks underlie two-thirds of Uganda. Archaean rocks are exposed in the south-east where they are part of the extensive granite-greenstone terrane of the Tanzanian Craton. Three major Proterozoic belts underlie central and west Uganda: the Paleoproterozoic Buganda-Toro metasediments, the Mesoproterozoic Karagwe-Ankolean (Kibaran) Belt in the southwest of the country and Neoproterozoic Pan-African rocks. The Neoproterozoic includes the Bunyoro Series with tillites and argillites, and the undeformed shallow water sediments of the Bukoban Supergroup. Tertiary to Recent sediments have filled parts of the down-faulted Western Rift. Tertiary carbonatites and Cenozoic volcanics are related to rift activities and occur along the eastern and western borders of the country.

6.1.1    Archaean

The oldest rocks of the craton are highly metamorphosed and migmatized sediments and minor igneous rocks originally given the name of “Basement Complex”.  Some 60% of the rocks outcropping in Uganda are of this group, especially across the northern half of the country and as inliers within the Proterozoic rocks to the south.  Schlüter (1997) prefers the term “Gneissic-Granulitic Complex” for this area of continental crust that probably evolved before 3.4 Ga.  A regional tectono-metamorphic event took place around 2.9 Ga (Watian Event in northern Uganda) that generated granulites and migmatites.  The early Aruan tectono-thermal event in northwest Uganda introduced migmatites around 2.7 Ga, coincident with the collision of an oceanic plate with the continental crust.  Shearing and post-tectonic magmatism occurred around 2.6-2.55 Ga.

The rocks are mostly of amphibolite or granulite facies, the latter being older formations that resisted the deformations in the younger rocks.  While retrogressive metamorphism is common, no evidence of progressive metamorphism from amphibolite to granulite facies has been found.  The granulites are mostly felsic to intermediate with lesser mafic to ultramafic compositions, and include charnockites and enderbites.  Many of the granulites in northern Uganda are probably of plutonic origin while those in West Nile are of sedimentary origin.  Synorogenic felsic gneisses and granites are widespread throughout the Complex, the latter usually having a distinct foliation parallel to the trend of the surrounding rocks.

Figure 6.1 General Geology of Uganda with AMF Properties

The Archaean Nyanzian System rocks that form the extensive greenstone belts around the south and east of Lake Victoria in Tanzania are almost absent from Uganda.  These old volcanic rocks and associated sediments occur in the extreme southeast corner of Uganda.  Similarly the conglomerates, arkoses and quartzites of the Kavirondian System that unconformably overlie the Nyanzian are only found in southeast Uganda.

6.1.2    Proterozoic

The Palaeoproterozoic Buganda-Toro System covers much of southern Uganda and is also known as the Ruwenzori Fold Belt (“RFB”) from the common structural event.  The RFB extends for about 1,000 km west from Jinja into the Democratic Republic of Congo (“DRC”) and is prominently exposed in parts of the Ruwenzori Mountains on the western boundary of Uganda.  It is bounded by the Gneissic-Granulite Complex to the north and is unconformably overlain in southwest Uganda by the Mesoproterozoic Karagwe-Ankolean System.  The Buganda-Toro System as a whole is essentially a broad complex syncline with a gently plunging WSW axis.  Dating suggests the Buganda Group was formed between 2,536±24 to 1,850±40 Ma (Cahel et al, 1984), with the Toro Supergroup within the same time range.

The name Buganda Group is given to a series of low-grade shales, argillites, phyllites, mica-schists and quartzites in Central Uganda.  The basal series comprises quartzitic horizons separated by pelitic rocks, overlain by slates, phyllites and shales, in turn succeeded by mafic volcanics and amphibolites.  A lack of marker horizons and unclear base and top make estimates of overall thickness rather speculative, though the group may be 1,000 m near Jinja in the east and up to 7,000 m in central Uganda.  The rocks have a general east-west strike, though more SW-NE in southern Uganda.

The term “Toro” was first used in 1933 to describe quartzites in western Uganda.  The Toro Supergroup rocks were originally thought to be separate from the Buganda Group due to the higher grade of metamorphism, more migmatization and generally more complex structure, but are now considered to be stratigraphically and lithologically equivalent and the term ‘Buganda-Toro System’ is preferred for the rocks in western and central Uganda.  The Toro Supergroup is characterised by tight folding with steep axial planes, with a greater degree of overturning in the Ruwenzori Mountains.  At least two phases and directions of folding are evident throughout the Toro Supergroup.

The Mesoproterozoic Karagwe-Ankolean System forms part of the Kibaran Belt which extends from Uganda to Zambia, west of Lake Victoria, including the northwestern edge of Tanzania.  The Kibaran Belt is one of the major geological features of central and eastern Africa, with a general NNE alignment.  Three divisions of 2,000-6,000 m thickness are accepted for the Kibaran, of generally pelitic rocks with intercalated quartzites that have been metamorphosed to phyllites, mica- and sericite schists, quartzites, gneisses and migmatites.  Much of the succession has been intruded by granites.  The northern boundary in Uganda of the Karagwe-Ankolean System with the Buganda-Toro System and the Gneissic-Granulite Complex is poorly defined.  The argillaceous rocks of the Karagwe-Ankolean in Uganda show a progressive increase in metamorphism up the succession, enhanced by their proximity to granites emplaced in anticlinal cores.

Granites, dated from 1,370-980 Ma (Pohl 1994), are common in the Kibaran Belt.  Many of these in southwestern Uganda are called ‘arena granites’, due to the erosion of the central granite dome within a circular ridge of country rock.  At least four types of granites (G1 to G4) are known within the Kibaran Belt (Cahen et al, 1984).  G1 and G2 are approximately synorogenic, while G3 and G4 are post-orogenic.  G1 granites are porphyric gneissic adamellites intruded into the lower Karagwe-Ankolean between about 1,350-1,300 Ma (Pohl 1994).  G2 are adamellite gneisses.  The post-orogenic G3 intrusives are alkaline biotite-granites while the G4, or ‘tin’ granites (976±13 Ma), are leucocratic, sub-alkaline and strongly peraluminous equigranular aplitic or pegmatitic rocks, often cataclastic and locally sheared, and cross-cutting.  The roof zones of the G4 granites are often invaded by pegmatites and quartz veins that host Sn, W and Nb/Ta mineralization.

In Uganda the Karagwe-Ankolean is characterised by two major fold trends.  The predominant Kibaran trend swings to NW, with generally open fold that becomes tighter between adjacent arena granites.  A NE cross-folding trend causes doming.  Much of the Karagwe-Ankolean is affected by low-grade regional metamorphism, with the grade generally increasing towards the base of the system.  Contact metamorphic minerals are rare, even next to the granites.

The early Kibaran basin development consists of clastic marine sediments with strong lateral and vertical facies changes, from starved basins to turbiditic environments to siliciclastic flats and deltaic zones.  A volcanic island chain developed south of Uganda, of largely mafic to intermediate composition.  With continuing sedimentation the early granites were intruded.  The main compressional deformation of the Kibaran Belt occurred around 1,200 Ma with further intrusion of granites in anticlinal axes.  Rifting occurred at about 1,140 Ma with intrusion of G3 granites.  A late-tectonic phase, or Lomamian Orogeny (Cahen et al, 1984) occurred at about 976 ±10 Ma, within the Pan-African events.

The Neoproterozoic Bukoban System, composed of sediments from conglomerates to sandstones, shales and minor basalts, largely occurs in western Tanzania.  The only rocks of unquestionable Bukoban age in Uganda are in the extreme southwest on Lake Victoria, but several outliers of possible Bukoban occur in central Uganda.  These outliers of the Singo, Mityana and Bunyoro Series are of flat-lying essentially unmetamorphosed sediments that are similar to the known Bukoban and younger than the neighbouring granites.

The Neoproterozoic of the Mozambique Belt, the longest zone of crustal mobility in Africa, is restricted to northeastern Uganda.  The Karasuk Group, an assemblage of gneisses, amphibolites, marbles, quartzites and ultramafic rocks occupies a strip of about 200 km by 40 km along the Uganda/Kenya border in the Karamoja area.  In addition, the Aswa Shear Belt within the Gneissic-Granulite Complex may be a major intra-continental transform fault associated with the Pan-African event.  This belt runs southeast from Nimule on the Sudan border through Mt. Elgon, a length of about 600 km by 8-9 km wide.

6.1.3    Palaeozoic-Mesozoic

The Karoo Supergroup is represented in Uganda by three small exposures west of the Western Rift, and at Bugirir, Entebbe and Dagusi in the southeast.  It is consists of a variety of continental sediments, deltaic wedges interfingering with lacustrine deposits and fluvial and aeolian beds.  The Karoo in Uganda appears to be in faulted contact with the Precambrian basement, and was preserved in grabens as tectonic traps.  Continental glaciation culminating around the end of the Carboniferous has been recorded from much of Gondwanaland.  Some of the rocks recovered from boreholes at Entebbe may have been deposited in a post-glacial environment.

6.1.4    Cenozoic-Recent

The East African Rift System (“EARS”) runs from the Afar triangle of Ethiopia to the Zambezi River in Mozambique, part of the Afro-Arabian Rift that extends north into Turkey.  The eastern branch of the EARS is also known as the Gregory Rift and runs to the east of Lake Victoria.  The Western or Albertine Rift runs from the north of Uganda along the western borders of Uganda, Rwanda, Burundi and Tanzania and is a graben bounded by fault zones around 40-50 km apart.  The Western Rift reaches its highest altitude in the middle near Lake Kivu (which has an elevation of 1,460 m asl) and drops away to the north (Lake Albert is at 617 m asl) and to the south (Lake Tanganyika is at 774 m asl).  The southern basin of Lake Tanganyika is about 1,500 m deep putting the base of the rift over 700 m below sea level at this point.  Lakes Edward and Albert drain north to the river Nile, while Lakes Kivu and Tanganyika eventually drain westwards to the river Congo.

Steep fault scarps rise from the graben floor; Mt. Margherita in the Ruwenzori Mountains at 5,110 m rises more than 4,000 m from the Semliki Plains.  Most of the faults defining the rifts are steep normal or dip-slip faults, frequently offset in en-echelon arrangement.  Usually the grabens are asymmetric, with a single large fault on one side and sets of smaller step faults or a monoclonal flexure on the other side.  Grid faulting with an average spacing of 1.5 km is common along the graben floor.

The direction and position of the EARS is related to ancient lineaments, and the two arms of the Rift appear to wrap around the Tanzania Craton and overlie the younger mobile belts, presumably following ancient lines of weakness.  In Uganda the northern end of the Western Rift is deflected eastwards around the West Nile Craton, and Lake Albert lies parallel to the grain of the basement complex.  The Precambrian Ruwenzori block, a horst some 120 km long by 50 km wide, lies to the south between Lakes Albert and Edward and is about 3 km above the Tertiary African Plateau.  It is a structural node at the intersection of the E-W Buganda-Toro System with the Western Rift.  The Rift has been deflected westwards around this node as the faulting failed to cut the Buganda-Toro units.

The tectonic history of the Western Rift is less well-known than that of the Gregory Rift, in part due to the lesser amount of volcanics which provide critical dating information.  Prior to the development of the Rift, western Uganda lay at about 500 m asl.  A shallow downwarp in the middle Miocene (15-16 Ma) formed a basin that filled with the Kasogi Formation sediments (Pickford et al, 1993).  The oldest volcanics are lavas from the Vicuna Field in the extreme southwest of the country, at about 12.6 Ma.  Pickford et al (1993) suggest lacustrine conditions began about 10-11 Ma with the formation of Lake Obweruka, about 550 km long, as the rate of downthrow exceeded that of sedimentation.  Ultimately over 4 km of sediments built up in the Albert Basin.  In the Late Pliocene-Pleistocene uplift of the Ruwenzori Massif caused the compartmentalisation of the Albertine depression, breaking up Lake Obweruka into smaller lakes around 2.6 Ma ago.  Pickford et al (1993) also suggest there was a third stage of rift development around 12-14 Ka BP that led to the present drainage patterns.  The Beni Gap through which Lake Albert drained to the Congo Basin was raised by 300 m, causing the Lake to flow out to the north into the Nile.  Back tilting of the Rift walls raised the Ruwenzori Massif by about 1,000 m, reversing rivers and leading to the formation of Lake Victoria.

Tertiary volcanics cover about 5% of Uganda.  No areas in Uganda are currently active, though the Virunga Field just across the border in the DRC has several active centres.  In eastern Uganda, close to the Kenyan border, six main volcanoes occur with Mt. Elgon the highest at 4,321 m asl.  Most are nephelinites, phonolites and trachytes, with minor carbonatites.  Ages range from 32±1.3 Ma for the oldest carbonatites to 12.5±0.3 Ma for the nephelinites and alkaline olivine basalts at Moroto.  The volcanoes in western Uganda largely occur in four distinct fields; Fort Portal, Ndale, Katwe-Kitorongo and Bunyaruguru, and Bufumbira which is the Uganda section of the Virunga Field.  Fort Portal is largely lapilli tuffs with minor carbonatites; Ndale, just north of Lake George, appears to be largely ashes and tuffs of pulverized basement; Katwe-Kitorongo and Bunyaruguru lie on either side of the Kazinga Channel that joins Lake George to Lake Edward and are ultra-potassic with 3-7% K2O; and Bufumbira is an extinct section of the active Virunga Field with the cones largely composed of angular and vesicular lava lapilli and bombs, unlike the other fields of western Uganda in having few ejected lava blocks or basement xenoliths, and extensive lava flows.  The rocks at Bufumbira include trachytes, leucitites, basanites and phonolites, though no true basalts.  Ages of the western Uganda volcanics are generally Late Pleistocene to Holocene, including less than 10 Ka BP for Katwe and 4-6 Ka BP at Fort Portal.

Much of the Archaean craton and surrounding rocks was subject to extensive lateritic weathering in the Tertiary.  The resulting ferricretes and saprolites, and their subsequent weathering products, are an important focus of mineral exploration efforts in Uganda given the general paucity of outcrop.

Figure 6.2  Geology of the Lugazi Area (after B.D. Milne)

6.2       Geology of the Lugazi Property

The oldest lithological units underlying the Lugazi area are the northeast striking, steeply dipping Archaean gneisses of the Basement Complex. These rocks occur in the western part of EL 0167 and the southern third of EL 0020.  Overlying the Basement gneisses are the east-northeast striking and south dipping Paleoproterozoic rocks of the Buganda-Toro System.

The greenschist-amphibolite grade Buganda-Toro System comprises shales, phyllites, schists, amphibolites and muscovite-biotite gneisses. A band of quartzites outcrops in central Lugazi and has been mapped by the Ugandan Government to extend across the property. Minor mafic intrusive rocks occur, more prevalent in the northern part of the Buganda-Toro belt.

6.3       Geology of the Mubende Property

The geology of the Mubende area is dominated by the Singo Batholith, a generally massive, coarse-grained porphyritic biotite-granite.  The oldest lithological units underlying the Mubende area are the east-west striking, steeply dipping biotite-muscovite to cordierite-muscovite-sillimanite gneisses of the Archaean Basement Complex, which occur to the south and north of the property.  The Singo Granite has been intruded into a broad band of Paleoproterozoic metasediments of the Buganda-Toro System that overlie the Basement gneisses. Other, minor, intrusives include: sericitized granites, purple to yellow and fine to coarse-grained; and quartz-damourite rocks, essentially structureless, composed of quartz, yellow-green to purple damourite and books of muscovite

The Buganda-Toro rocks include basal conglomerates grading into sandstones, cordierite-muscovite-biotite schists with intercalated amphibolites, plus sandstones and shales, that have undergone greenschist to amphibolite facies metamorphism.  They are overlain in turn by silicified shales, conglomerates and sandstones of the Singo Series, possibly of Karagwe-Ankolean age.  Overlying the Singo Series in a few isolated occurrences are conglomerates and sandstones of the Mityana Series that may be part of the Neoproterozoic Bukoban System.

The majority of the property consists of the arcuate southern lobe of the Singo granite batholith and its contacts with the Buganda-Toro System cordierite-muscovite-biotite schists and the silicified rock of the Singo Series (Karagwe-Ankolean?). This silicification, with its associated brecciation and hornfels, could possibly represent the contact zone between the underlying granites and their metasediment hosts.

East of Greenwich
31°30'
31°45'
32°00'
0°15'
Kiboga
Mubende
Mityana
Lake Wamala
KAMPALA
15km
Cainozoic
Palaeozoic
Precambrian
Holocene
Karroo
Mityana Series
Singo Series
Buganda
Toro
System
Conglomerates
Geological boundary
Fault
Fault inferred

Figure 6.3.  Geology of the Mubende Project (after J.G.P. Dixon)

6.4       Geology of the Mitoma Property

The Mitoma properties are all located within the Mesoproterozoic Karagwe-Ankolean system, which forms part of the extensive Kibaran Fold Belt extending from Uganda to Zambia.  This belt extends in a northerly to north-easterly direction in the Kagera Region of Tanzania, and swings towards the north-west through the south-western part of Uganda.

The Karagwe-Ankolean in SW Uganda has been subdivided into three informal divisions, the Lower, Middle and Upper Divisions. The Lower Division comprises largely muscovite schists and phyllites with intercalated thin beds of quartzites and occasional calc-silicate beds representing metamorphosed arenaceous limestones. Northwards the Lower Division shows an increasing thickness (to 1000m) of basal conglomerates and quartzites. Palaeocurrent data indicate derivation from the north. The Middle Division consists predominantly of quartzites with occasional beds of iron formation (itabarite). The Upper Division comprises predominantly meta-pelites with intercalated beds of quartzite and lenses of conglomerate.

The Karagwe-Ankolean system has been extensively folded into tight synclines and anticlines, with upright axial planes and, in the Mitoma area, appears as arcuate keels of metasediments that have been intruded by synorogenic porphyritic gneissic adamellites to post-orogenic biotite-bearing alkaline granites and leucocratic, sub-alkaline, per-aluminous granites (“tin granites”).  The latter include the Kyengenyi, Ntungamo and Rukungiri Granitoids.

Historical economic Sn, W, Be, Nb/Ta deposits occur throughout the area and are hosted within the meta-sediments on the periphery of the granites.  The presence of abundant quartz veining, several gold occurrences and the Sn-W-Be-Ta mineralization in this environment support the typical hydrothermal and epithermal activity of the Intrusive-Related Gold model driving the exploration.

6.5       Geology of the Mwerusandu Property

The Mwerusandu properties are also located within the Mesoproterozoic Karagwe-Ankolean System and its associated granite intrusions, with similar metasediment lithologies to the Mitoma area.  In the Mwerusandu area the Karagwe-Ankolean appears as arcuate keels of metasediments between largely post-orogenic biotite-bearing alkaline granites and leucocratic, sub-alkaline, per-aluminous granites (“tin granites”).  These post-orogenic K-A granites are related to four types of mineralization:  pegmatites with Sn+Nb/Ta; quartz veins with Sn+W (plus Bi, Au, U); talc deposits from hydrothermal alteration of dolomites and/or magmatic rocks; and auriferous silicification zones, breccias and quartz veins with native gold, pyrite and arsenopyrite.  The zone of tin mineralization may be several km wide around a given granite, extending into the metasomatic aureole in the sediments. Cassiterite occurs with mica stringers and agglomerations in the veins and especially in the selvages.  Granite-metasediment and schist-quartzite contacts near the granite control the migration of Sn-bearing fluids, as at Nyamulindira.  Auriferous quartz veins and breccias with secondary iron hydroxides in the superficial alteration zone and primary pyrite and arsenopyrite at depth can be the source of alluvial gold.

180000
Crosta high OH + FeOx Signature
Syn-late orogenic Granite
Karagwe-Ankolean, Toro
Granite-Gneiss Basement
EL0004
Nchwero
EL0023
Kahungye
EL0025
Rugoma
EL0024
Rutaka
EL0005
Kabira
EL0107
(not Flemish)
EL0117
Kabira East
9940000
9920000
1:200,000
0 1 2 4 6 8 10
km

Figure 6.4 Mitoma Project Remote Sensing Compilation (after B.D. Milne)

AFRICAN MINERAL FIELDS
Mitoma Project
Nchwero
Kahungye
Rugongo
Rutale
Kabira
Kabira East
Bushenyi
Karagwe-Ankolean, Toro
Syn-late orogenic Granite
Granite-Gneiss Basement
Crosta high OH + FeOx Signature
Anticline
Syncline
gold soil contour 2.5ppb
gold soil contour 4ppb
gold soil contour 8ppb
Kabira drainage anomalies / visible gold
Kabira anomalous soils
Kabira sub anomalous soils
Historical alluvial gold
160000
170000
180000
190000
9940000
9930000
9920000
0
2.5
5
7.5
10
km

Figure 6.5  Geology of the Mitoma Project(after B.D. Milne)

The detailed mapping in the Nyamulindira area by AMF included some sedimentological work, but the main mineralized quartzite bed, with a maximum thickness of 10 m, shows grading and cross-lamination.  It also shows an intraclast quartzite breccia and appears to fine upwards. At Mukonoka, about 1,500 m west of Nyamulindira, the K-A rocks are dominated by muscovite schists with thin (5 m) quartzite lenses and a 5 m thick banded iron-formation. At Ruyonza, 3,000 m northwest of Nyamulindira, the K-A again comprises muscovite schists with impersistent beds of quartzite. Muscovite-schist is also the dominant lithology at Kaina, though with a thicker (> 20 m) and laterally more persistent quartzite.  The K-A sediments are interpreted as distal submarine plain muds with occasional influxes of turbidite sands (quartzites), which are usually laterally persistent.

Structural mapping by AMF at Nyamulindira, Mukonoka, Ruyonza and Kiana indicate a fairly complex deformational history in the area, strongly influenced by the location and shape of the granitoids.

Minor third-order folds in the K-A at all four localities show a reasonably consistent axial plane strike of 040°-070°. Three fracture sets at Nyamulindira include a dextral subvertical set striking 270°, a second sinistral subvertical set striking 320° that can show quartz veins up to 10 cm thick, and a third contractional subhorizontal set indicative of north-over-south thrusting. The third set cuts and is later than the first two.   The structural evolution of the Nyamulindira area was interpreted to comprise at least four events:

  ENE-WSW compression producing first, second and third-order folds. This is consistent with other areas in the K-A of Uganda. Tight folding on the first and second order folds would produce E-W extension and boudinage of the thinner, quartzite beds in the ductile schists, producing N-S striking “rods” of quartzite.
  E-W compression associated with intrusion of the granites producing the conjugate sinistral and dextral fractures and quartz veins. The gold and arsenopyrite mineralization was probably introduced at this stage as much of the alteration at Nyamulindira is found in the conjugate fractures.
  N-S extension and boudinage of the quartzite “rods” at Nyamulindira and Mukonoka.  Late E-W pegmatite dykes may have been intruded at this stage.
  N-S compression producing the contractional, subhorizontal north-over-south thrusts at Nyamulindira, possibly causing a juxtaposition of scorodite-poor quartzite over scorodite-rich quartzite in the southern part of the Nyamulindira outcrop.

Figure 6.6  Mwerusandu Remote Sensing Compilation (after B.D. Milne)

EL 0116
EL 0018
LUGALAMA ARENA
NO OUT CROPS
RWENTOBO
RWENTOBO GRANITE
LEGEND.
Stream Sed positions (completed, proposed).
Detailed mapping and rock sampling.
EL boundary.
FLEMISH INVESTMENTS LIMITED.
Mwerusandu Project : Kiana Mine (EL 0116)
Location of Dec 2006 stream sediment sampling programme – to be completed Feb 2007. Figure 6.7
1:100,000
172000
177000
182000
187000
192000
197000
9890000
9885000
9880000
9875000

Figure 6.8 Mwerusandu Geology (after B.D. Milne)

7.0       DEPOSIT TYPES

The deposit models focussing much of the gold exploration in Uganda by AMF are those now described as intrusion-related gold (IRG).  Thermal Aureole Gold (TAG) deposits are localized in the roof zones and tops of felsic plutons and are temporally related to the emplacement and cooling of such plutons and, as such, are included as a type of IRG deposits.  Much of the following description has been derived from Thompson et al, 1999.

7.1       Intrusion-related Gold Deposits

Work in the past decade has identified a class of gold deposits associated with felsic intrusions, consolidating various types of intrusion-related mineralization under the term intrusion-related gold (IRG).   The styles range from proximal (skarns, greisens, sheeted veins, disseminated gold) to more distal vein systems and breccias that may have a less-clearly established relationship with granites.  IRG model development has largely been based on North American deposits such as Fort Knox in Alaska, but well-studied examples in Australia include the Kidston breccia pipe and the Timbarra granite carapace.  Other major IRG deposits include: Telfer (Australia), Pogo (Alaska), Mokrsko (Czech Rep), Salave (Spain), Vasilkovskoe (Kazakhstan) and Kori Kollo (Bolivia).

Figure 7.1  Generalized model for IRG deposits.

Table 7.1. Selected characteristics of intrusion-related gold deposits

Characteristics of IRG systems	Exploration indicators in covered areas
Porphyry Cu-Au generally absent
Continental sedimentary assemblage, esp. carbonaceous or carbonate-bearing	Reduced to strongly reduced aeromagnetic signature
Metaluminous, calc-alkaline, granodiorite to granite.	Aeromagnetic/ gravity granite signatures
Craton margins, major regional structures, continental collision zones.	Aeromagnetic signature, LandSat/lineament patterns
High crustal levels at time of mineralisation	Dyke swarms, texturally variable granites, porphyries.
Fractionated granite compositions, with evidence for volatiles (e.g. miaroles, pegmatite, pebble dykes)	Zoned aeromagnetic signatures; F in groundwater; F, U, Th geochemical anomalies; Radiometric outcrop signatures elevated in K, Th and U.
Weakly oxidised to weakly reduced oxidation states	Aeromagnetic and gravity signatures for granites. Weakly oxidised granites readily apparent when intrusive into sedimentary sequences.
Bi, Mo, W, Sn, U, Sb, Te, Au, Ag metallogeny	Mineral occurrence data—Bi, Mo in particular
Proximal – sheet veins, greisens, stockworks, breccias pipes, wall-rock W, Sn, Mo disseminations.
Distal (1-3 km) – skarns, veins, replacements
Low sulphide Au association (<3% py, apy, po); high Au:Bi correlation.
K-feldspar, albite, pervasive sericite/muscovite alt.
May have lateral mineral zonation: W +/– Mo; Sn; Bi, Au > Au; As, Sb > Zn, Pb, Ag	Mineral occurrence data
May have vertical mineral zonation; Bi increases, As, Sb decrease with depth

The deposits occur within magmatic provinces best known for tungsten and/or tin mineralization.  They contain a metal suite that includes some combination of bismuth, tungsten, arsenic, tin, molybdenum, tellurium and antimony, in contrast with the widespread gold-rich porphyry copper and related deposits. The gold deposits associated with tungsten and/or tin provinces are located in cratonic margins, in a landward or back-arc position relative to continental margin arcs (where recognized), or within continental collisional settings. They are genetically related to intermediate-oxidation felsic domes. K-feldspar, albite and/or sericitic alteration assemblages, commonly including carbonate, accompany the gold mineralization. In sheeted vein deposits, alteration is normally more narrowly restricted.

Sulphide contents are generally <3%, mainly pyrite with minor arsenopyrite. Bismuth minerals may be closely associated with gold, and bismuth-gold and tellurium-gold correlations exist. Base metals generally are present in minor amounts (e.g. <100 ppm Cu). A magmatic-hydrothermal origin (Thompson et al 1999) is suggested by the distinct spatial association with felsic intrusions and the consistent metal signature. Variations in the style of mineralization style between deposits are largely a function of the depth of formation and location relative to the intrusive centre. Mineralized plutons typically have physical features and geochemical evidence of high volatile contents, fluid exsolution, rapid fractionation, zonation, porphyritic textures, presence of aplite and pegmatite dykes, quartz and tourmaline veins, greisen alteration and miarolitic cavities, preferably in the apex of the pluton.

TIMBARRA CROSS SECTION – Mustard 2001

IRG
A
B
C
Poverty
Big Hill
RMT
DEMON FAULT
1000 m RL
300 m RL
B
Granite Facies
Average Assay (ppm Au)
Bungulla monzogranite
0.003
Aplite Carapace
Strongly porphyritic microgranite
0.003
Unidirectional solidification textures
0.003
Very fine-grained aplite
0.004
Miarolitic fine-grained aplite
0.048
Medium- to coarse-grained granite
1.8 g/t Au average

Figure 7.2  Geology of the Timbarra Deposit

Preferred host strata include reducing basinal miogeoclinal sedimentary or metasedimentary rocks.  Thermal gradients surrounding cooling plutons are steep and result in concentric metal zoning for several kilometres from pluton margins, or just beyond the thermal aureole. Proximal gold mineralization may be associated with Bi, Te, and W; aureole-hosted mineralization will have an As or Sb tenor; and distal mineralization may be related to Ag-Pb-Zn.  Gold grades vary widely, with bulk-mineable volumes in the 0.8-1.5 g/t Au range (e.g. Fort Knox).  The gold deposits are essentially coeval with their associated pluton.

Blevin (2004) and Thompson et al (1999), among others, have documented the relationship between the metals in granite-related mineralization systems and the degree of fractionation and the oxidation state of the intrusives.  There remains some controversy concerning the relative oxidation state of the intrusives.  Early IRG models (e.g. Thompson et al, 1999) emphasised the mildly to moderately reduced nature of the granites based on aeromagnetic signatures, whole rock Fe2O3/FeO ratios, magnetic susceptibility measurements, and the lack of modal primary magnetite.  This contrasts with reported data for Australian IRGs, which are commonly weakly to moderately oxidized.

Figure 7.3. (a) Relationship between the oxidation state (calculated using total rock Fe2O3/FeO ratio) and the degree of evolution (calculated using total rock Rb/Sr ratio) of granites, and related metallogenic associations, as documented by Blevin et al (1996) and Blevin (2004). (b) Oxidation-evolution plot contoured using available geochemical data for north Queensland granites. The bulk of the geochemical data falls within the dark grey contour (pink line), strongly overlapping with the suggested field (Blevin 2004) for IRG.

7.1.1    Fort Knox Deposit

Several of the IRG gold deposits contain resources/reserves >100 tonnes (3 million oz.) Au. The prime example, perhaps, is the Fort Knox deposit (>7 million oz. Au) in the Fairbanks district of Alaska. The deposit is one of many mineralized Late Cretaceous stocks and plutons in the Tintina Belt, divided into the Tombstone plutonic suite of central Yukon and the Fairbanks intrusions of central Alaska by the dextral strike-slip Tintina fault.  The intrusions are subalkaline, metaluminous, and

Figure 7.4. The Tintina Belt showing IRG deposits and occurrences.

range from granodiorite to granite in composition. Magnetite is absent from the Fairbanks intrusions and rare in the Yukon examples.  Minor ilmenite is common throughout, together suggesting that the intrusions are moderately reduced.

The Tintina belt intrusions were emplaced over a short time span at ~90 Ma, into Proterozoic and Palaeozoic miogeoclinal to basinal sedimentary sequences. The intrusive belt occurs on the cratonic margin of the Cretaceous orogen.  The most distinctive style of IRG gold mineralization typified by Fort Knox, is a sheeted array of parallel, low-sulphide, single-stage quartz veins found over 10s to 100s of metres and preferentially located in the pluton’s cupola. These veins are quite unlike the multidirectional interconnected stockworks of porphyry systems or the tensional veins typical of orogenic deposits.

The Fort Knox gold deposit is hosted by a west-northwest-trending late-Cretaceous granitic complex that intruded the Fairbanks Schist. The surface exposure of the intrusive body is approximately 1,100 m east-west by 600 m north-south. The pluton is offset by two regional northeast structures, the Monte-Cristo Fault and Melba Fault, which display left-lateral strike slip movement. The Fort Knox pluton is composed of: light grey, fine-grained granodiorite; medium-grained biotite-granite; and coarse-grained biotite-granite porphyry. The textural and chemical variations within the pluton, together with sharp to gradational intrusive contacts, suggest the Fort Knox pluton is a multi-phase intrusive. This is further supported by the local occurrences of orthoclase megacrysts, resorbed quartz phenocrysts, and quartz glomero-phenocrysts. Crenulated quartz layers (brain rock) and dendritic growths of quartz and potassium feldspar present in the Fort Knox pluton contacts help to evaluate intrusive paragenesis (Bakke, 1995).

Many narrow green dykes with the same chemical composition as the granodiorite cut the granite, as do quartz-eye rhyolite porphyry dykes. The rhyolite porphyries often contain gold-bearing quartz veins, but also locally appear to cut the gold mineralization and may represent the parental magma.

Gold occurs in and along the margins of pegmatite veins, quartz stockwork veins and veinlets, quartz-veined shear zones, and fractures within the granite. The stockwork veins strike predominantly east and dip randomly, and decrease with depth. Shear zones generally strike northwest and dip moderately to the southwest. Gold mineralization in the quartz-filled shears is distributed relatively evenly, and individual gold grains are generally less than 100 microns in size. The sheeted quartz veins are 2-15 cm thick, typically 10-50 cm apart and reflect district-wide structural controls. The veins have <0.5% sulphides, mainly pyrite, pyrrhotite, arsenopyrite, bismuthinite, and molybdenite, with narrow K-feldspar-albite-muscovite alteration envelopes. The quartz veins contain up to 2,000 ppm Bi, 600 ppm W and 20 ppm Te.  Gold values show a strong correlation with bismuth and tellurium, but not with tungsten, molybdenum, arsenic or antimony.

The Fort Knox intrusive rocks are transacted by clay-sericite, quartz-sericite and quartz-kspar-biotite alteration and local chlorite-epidote-calcite (propylitic) veins. These argillic, phyllic, and potassic alterations are locally intense along intersecting structural zones, which often form the loci for concentrations of gold deposition.

Fort Knox is a deposit initially of approximately 158 million tonnes with an average grade of 0.83 g/t Au.  In 1998 the deposit was acquired by Kinross Gold Corp., and it has been mined as a conventional open pit year round, 7 days a week.  The deposit has mined slightly more than 150.2 million tonnes of ore containing 4.23 million ounces of gold (423,000 ounces annually) on a continuous basis since 1996.   In 2006 Kinross mined 14,514,000 tonnes, with 13,462,000 tonnes of ore at an average grade of 0.83 g/t Au  processed in their carbon-in-pulp mill.  85.7% of the gold was recovered, for 333,383 oz. Au produced.  At the end of 2006 proven + probable reserves totalled 159,673,000 tonnes at an average grade of 0.53 g/t Au, or 2,705,000 oz.  In addition, measured and indicated resources totalled 71,284,000 tonnes at an average grade of 0.69 g/t Au, or 1,573,000 oz.

7.1.2    Twangiza Deposit, Democratic Republic of Congo

The Twangiza Project of Banro Corp. is located in the eastern DRC within the same belt of Mesoproterozoic rocks (Karagwe-Ankolean in Uganda) that host the gold and tin-tungsten mineralization of southwestern Uganda.  The Twangiza area is underlain by low grade metasediments that have been folded into a series of broad anticlines and synclines. The gold deposit is hosted within mudstones, siltstones and greywackes that have been intruded by mafic and feldspar porphyry sills along the crest of a major anticlinal structure. Gold mineralization is of hydrothermal origin and is associated with sulphides which occur in quartz-carbonate veins, and disseminations throughout the host rocks. The current mineral resource estimates, using a 1 g/t Au cutoff, are listed below.

Kagohwa 0.49
Katuba
Lukugurha 0.25
Chikunda 0.90
Kasima 1.08
Kashegeshe 2.23
Kadumwa 5.43 / 2m
Chijabu 15.43 / 2m
Karhungulu
Kichirangoko
TWT7
Namihini East 2.58 / 10m
TWT4
Kabinugu 4.61
Namihini 3.29 / 10m
Kishimpale 18.48
Kahimbi 54.79
Lukungurhi 8.55
MWANA ANTICLINE
2°
TWT3
TWT6
Muhona 3.22
TWT5
Gakero 0.81
TWT2
GAKERO SYNCLINE
30°
TWT1
Twangiza West 4.36
Base Camp
Ludurhiro
TWANGIZA ANTICLINE
Maimai (off map) 3.34
52°
0 1000
Metres
9686000N
9684000N
9682000N
691000E
693000E
695000E
N
LEGEND
Shear Zone
Feldspar Porphyry
Mafic Porphyry
Siltstone, shale
Mudstone and shale
Conglomerate
Rivers
Roads
Faults
Contact, defined, inferred
Gold Showing/Workings
Anticline/Syncline Axis with Plunge Direction
3.34 Selected Au (g/t) Result
Anticline
Syncline
BANRO CORPORATION
GEOLOGY PLAN MAP
TWANGIZA AREA
TWANGIZA PROJECT
MARCH 2006

Figure 5

Figure 7.5 Geology of the Twangiza Area DRC

Table 7.2  Twangiza Project Resources

Measured			Indicated			Inferred
Tonnes	Au g/t	Oz Gold	Tonnes	Au g/t	Oz Gold	Tonnes	Au g/t	Oz gold
9,926,000	2.99	955,000	29,303,000	2.18	2,053,000	43,104,000	1.90	2,633,000

The metasediments and the feldspar-porphyry sills have been folded into a tight upright fold. The intrusives appear to have undergone brittle deformation prior to the mineralizing event, most likely when the sediments were folded. The upright tightly-folded anticlines have been affected by a cross-folding resulting in a dome and basin fold pattern, with the Twangiza deposit believed to represent a domal feature.

The mineralization controls appear to be: lithological, with the more brittle reactive porphyries hosting most of the mineralization; folding, in that the intrusives are folded so were emplaced prior to that event; and shearing along the metasediment/intrusive contacts providing a favourable fluid path. The albite-dolomite altered phase of the feldspar porphyry gives the sills a more brittle character. Alteration and auriferous hydrothermal fluids are directed by east-west faults, and bedding planes. As a result, auriferous zones occur as crescent-shaped sheets or lenses of mineralization located preferentially in the upper side of the sills, prominently at the anticlines, which are in turn crosscut by mineralized veins or veinlets.

7.2       Implications for Exploration

Gold deposits such as Fort Knox suggest exploration should include areas of metasedimentary belts (such as the Buganda-Toro and Karagwe-Ankolean of Uganda) that host lower-oxidation state felsic intrusives.  These plutons generally have a lower magnetic response than the country rocks. Magmatic provinces with known tungsten and/or tin mineralization are particularly prospective as the presence of these lithophile metals shows the magmatic and post-magmatic processes conducive to metal concentration were active at the present erosion level.  Any artisanal alluvial or bedrock gold workings clearly enhance the prospectivity of an area within a tin-tungsten province.

Four of the largest known IRG deposits (Fort Knox, Mokrsko, Vasilkovskoe, Kori Kollo) are sheeted vein systems within or immediately adjacent to the pluton.  Kidston is associated with a proximal breccia system.  However, major gold mineralization may occur in greisens, skarns, wallrock disseminations or replacements and more distal veins, so initial exploration should focus on the area within several kilometres of the pluton as well as the pluton itself.

Geochemical sampling has been shown to be one of the most effective methods of detecting IRG-type gold mineralization, with the specific methodology dependent on the local topography and the nature of the regolith.  Conventional soil sampling was effective at Fort Knox, while the deep soil profiles or colluvial cover in southwestern Uganda suggest the use of stream sediments, where available, and partial-leach soil sampling.

8.0       MINERALIZATION

8.1       Lugazi Property

The style of gold mineralization at the Lugazi area is associated with a belt of sedimentary rocks comprising the Paleoproterozoic Buganda-Toro system, and surrounding granite gneisses. A thermal aureole granite (TAG) model is being used in an attempt to understand the mineralization where an Intrusion Related Gold system is expected along with skarn and pegmatite host rocks.

8.2       Mubende Property

Investigation of the limited tonnage Nabisoga and Kyasampawo Au workings suggest that they could not be responsible for the large and widespread Au alluvials that occur throughout the valleys of the nearby Kamalenge area to the west of the Mubende property. In 1971, the sericitized granites and the quartz-damourite alteration were re-interpreted by the German Geological Mission as linear greisens with a pervasive purple alteration.  The development of the Fort Knox – Timbarra greisen model suggested the Mubende and Singo granites as a possible source for the alluvial Au.

The style of gold mineralization at the Mubende area is now interpreted by AMF as being associated with the roof zones of large batholiths such as the Singo Granite. Greisen alteration has been identified by reconnaissance exploration and an Intrusion Related Gold system is being modeled, with gold mineralization in disseminated and quartz stockwork styles in the upper roof zones of granites, or in large scale fault zones along the flanks of the intrusions. Tungsten and gold occurrences have been identified on the Singo granites and in surrounding meta-sediments.

8.3       Mitoma Property

The Mitoma area is characterized by the presence of historically economic tin, tungsten, beryllium and niobium-tantalum deposits hosted within the Mesoproterozoic metasediments located on the periphery of Proterozoic circular porphyritic granite intrusives.   A thermal aureole granite (TAG) model is being used by AMF as a guide to the mineralization where an Intrusion Related Gold system is expected along with skarn and pegmatite host rocks.  Disseminated sulphides have been observed in some quartzite and schistose lithologies on the property, supported by the numerous gold, tin, tantalum workings with alluvial gold panning has taken place on the licence in the past.

The Mitoma projects bear many similarities to the Banro Corp. Twangiza deposit in the eastern DRC. The Twangiza auriferous sulphides (pyrite, arsenopyrite) are hosted in similar Karagwe-Ankolean mudstones and greywackes, along the hinge zone of an anticline with associated mafic and feldspar-porphyry intrusions. The sulphides occur both in quartz-carbonate veins and as disseminations through the metasediments and intrusives. The current mineral resource estimates for the Twangiza project (Banro, 2007) show a measured and indicated resource of 3.01 M oz gold and an inferred resource of 2.63 M oz. gold.

8.4       Mwerusandu Property

The style of gold mineralization at the Mwerusandu area is associated with sedimentary rocks located in antiforms within the Karagwe-Ankolean system and in conjugate fracture sets in quartzites close to the contact with large granite batholiths termed arena granites. Disseminated sulphides have been observed in some quartzite and schistose lithologies on the property, supported by the numerous past gold, tin, tantalum and tungsten alluvial workings within the property. A light green, arsenic rich alteration phase identified as scorodite is also associated with gold mineralization at the Nyamulindira licence. A thermal aureole granite (TAG) model is being used in an attempt to understand the mineralization where an Intrusion Related Gold system is expected along with skarn and pegmatite host rocks.

9.0       EXPLORATION

9.1       Lugazi Property

Exploration work at Lugazi, following up on the nickel-cobalt-copper anomalies detected in the 1970s by the German Geological Mission sediment sampling, has comprised stream sediment (drainage) sampling, including both heavy mineral concentrates (HMC) and BLEG, soil geochemistry, pitting, TM Landsat-Crosta alteration image interpretation and a fixed-wing airborne magnetics and radiometrics survey.

A regional soil geochemistry survey, comprising 859 samples, discovered a new zone of anomalous gold-in-soil which extends over a length of some 3 km and appears to be open-ended to the west. A similar strength anomaly on a single line was also located to the south-east of the main anomaly, which could be the same zone of gold mineralization offset by faulting.

Infill soil sampling consisting of 727 samples on 15 lines has since been completed to further define the gold anomaly.  In addition, pits have been excavated to test the weathered profile for primary zones of mineralisation.

9.1.1    Stream Sediment Sampling

In May 2005 an initial orientation and reconnaissance survey investigated the stream drainages across the area of the GGM Ni-Co-Cu anomalies.  Seventeen sites were investigated, with SO4 and pH measurements taken.  Only eight of the sites provided suitable sediment for sampling, with both HMC and BLEG samples collected.  The results from these samples confirmed the presence of a nickel-cobalt anomaly and elevated gold values.

9.1.2    Soil Sampling

A program of soil geochemistry commenced in September 2005, to define the extent of the GGM Ni-Co stream sediment anomaly and investigate the elevated gold values in the HMC sampling.  The initial sampling detected a significant gold anomaly that became the focus of exploration on the property, through step-out sampling in August 2006 and infill sampling in December 2006.

The Lugazi area is characterized by deep weathering, thick clay loam soils, and the lack of lateritic soils where gold may be concentrated by capillary and/or electrochemical processes. These deep soils and general lack of outcrops or surface mineralization prompted FIL to look at alternative methods to conventional “B” horizon soil sampling or augering/drilling to the base of the regolith.  The “Terra Leach” method of partial extraction was selected due to the thick soil cover.

Several companies have developed proprietary methods of partial digest to detect buried or concealed deposits in areas of extensive sand cover or deep weathering.  These include Terra Leach (TL), Mobile Metal Ion (MMI) and Select Enzyme Leach (SEL).   The methods are similar in that they utilize only weakly or loosely bonded

0480 000 E
0482 000 E
0484 000 E
0486 000 E
0488 000 E
Co stream sed (>48ppm)
Ni stream sed (34->169ppm)
Soil sampling
Phyllites
Simue
Laterite
0031 000 N
0030 000 N
Quartzites
0029 000 N
0028 000 N
0027 000 N
0026 000 N
Gneisses
Amphibolite
Line 2
Line 1
Single Point Pt anomaly 3.2ppb
Spiky low grade Pt anomaly 2 – 2.5ppb Pt
Co anomalies 1500 -3000ppb
Possible Ni anomaly 14 – 29ppm
Gold Terra Leach anom.
M0429 – M0435 = 250m >3.44ppb Au, max 22.7ppb Au
Spiky Gold Terra Leach anom.:
M0641 – M0655 = 200m 3.2 – 3.6 ppb Au,
Banda
Katente
Mpumu
MULAJE
M 600
M 574
M 809
M 401
M 747
M 426
M 727
M 468
M 700
M 682
M 629
M 524
M 675
M 573
M 680
M 868
M 809
Lugazi Project :
Schematic plan showing locations of Au, Pt, Ni and Co soil anomalies wrt GGM Ni/Co stream sediments.
Compiled : BDM
Feb 2006

ions attached to soil particles, ions that have migrated into the weathering zone and tend to concentrate directly above the source mineralization. As the methods use vertically migrating loosely bonded or adsorbed gold ions rather than colloidal or absorbed gold which disperses laterally in the soil horizon, they tend to produce more discrete, higher contrast soil anomalies from which drill targets can be rapidly identified.  Genalysis’ TL method was selected for soil sampling at Lugazi, in part because of the relatively rapid 2-3 week turn-around and the low detection limits (Au = 0.05 ppb) through the use of low-cost ICP-MS analysis of the leachants.  All soil samples were analyzed at Genalysis Laboratory Services - Perth, Australia, using TL extraction and ICP analysis.  The initial samples were analysed for Au, As, Co, Cu, Ni, Pb, Pd and Pt.  A slightly different leach was used in the step-out and infill sampling, to allow analysis for Au, As, Bi, Co, Cu, Ni, Pb, Pd, Pt, Sb and Zn.  There are no standards that could be inserted in the sample stream and, as there is no sample preparation, the use of blanks is inappropriate.  Quality control is achieved by submitting regular repeat samples.

The initial soil geochemistry consisted of 468 samples collected on two lines.  Samples were collected at 25 m intervals with only the 50 m interval samples submitted for analysis.  After receiving the results of these, the 25 m interval samples were submitted from the anomalous zones.  Table 9.1 shows the basic statistics of the 334 samples analyzed.  These results were followed up in August 2006 with 1048 samples collected on four lines, also at 25 m intervals.  A total of 525 samples at 50 m intervals were submitted for analysis, the results of which are shown in Table 9.2.  This sampling outlined a zone of anomalous gold-in-soil over a strike length of some 3 km, open to the west, with a width of 300-700 m, striking NE or sub-parallel to the regional stratigraphy.  A similar strength anomaly on a single line was also located to the south-east of the main anomaly, which could be the same zone of gold mineralization offset by faulting.

Detailed infill sampling was carried out in December 2006, with 727 samples collected at 25 m intervals on 15 lines.  All samples were submitted for analysis using the Terra Leach TL1 method, designed for Au+pathfinders and Ni-Co-Cu-Pt mineralization.

Table 9.1  Analytical Statistics for initial Terra Leach soil samples, September 2005

	Au ppb	As ppb	Co ppb	Cu ppm	Ni ppm	Pb ppm	Pt ppb
Mean	1.37	243.40	897.09	14.66	5.33	0.71	0.32
St. Dev	1.59	139.71	747.20	6.3	4.47	0.89	0.41
M+1	2.96	383.11	1644.29	20.96	9.80	1.60	0.73
M+2	4.55	522.83	2391.50	27.26	14.27	2.49	1.15
M+3	6.15	662.54	3138.70	33.56	18.74	3.37	1.56
Max	22.71	788	8522	36.94	29.92	7.15	3.2
Hicut	10	None	4000	None	none	5	None
>M+3	10	1	6	4	11	8	8
>M+2	13	5	19	14	17	21	11
N	334	100	334	334	334	334	187

Figure 9.2 Lugazi Stream Sediment Sampling (after B.D. Milne)

Table 9.2  Analytical Statistics for step-out TL soil samples, August 2006

	Au ppb	As ppb	Bi ppb	Co ppb	Cu ppm	Ni ppm	Pb ppm	Sb ppb	Zn ppb
Mean	1.35	232.69	5.83	777.64	14.21	3.67	0.44	5.52	4365.21
St. Dev	1.68	114.95	6.63	602.23	4.88	2.13	0.59	3.40	1973.61
M+1	3.03	347.64	12.46	1379.87	19.09	5.80	1.03	8.92	6338.81
M+2	4.70	462.59	19.10	1982.09	23.97	7.93	1.62	12.32	8312.42
M+3	6.38	577.53	25.73	2584.32	28.86	10.06	2.21	15.73	10286.03
Max	35.6	796	49.4	3948	32.05	15.89	4.06	25.5	100297
Hicut	15	none	none	none	none	none	none	none	12500
>M+3	10	11	15	13	5	8	17	8	9
>M+2	17	25	25	29	13	19	42	25	22
N	525	525	525	525	525	525	525	525	525

Table 9.3  Analytical Statistics for infill Terra Leach soil samples, December 2006

	Au ppb	As ppb	Bi ppb	Co ppb	Cu ppm	Ni ppm	Pb ppm	Sb ppb	Zn ppb
Mean	2.52	213.07	8.45	884.98	14.43	3.37	0.47	5.82	4191.38
St. Dev	2.66	101.63	9.42	597.34	4.60	1.36	0.67	3.39	1664.87
M+1	5.19	314.70	17.87	1482.32	19.03	4.73	1.13	9.20	5856.25
M+2	7.85	416.34	27.29	2079.66	23.63	6.09	1.80	12.59	7521.13
M+3	10.51	517.97	36.72	2677.00	28.24	7.45	2.46	15.98	9186.00
Max	17.61	840	873.6	6575	32.81	14.05	13.56	168.3	34300
Hicut	none	700	80	4100	none	none	5	30	12500
>M+3	24	14	27	16	2	10	17	16	9
>M+2	42	36	44	34	22	28	37	34	23
N	727	727	727	727	727	727	727	727	727

9.1.3    Pitting

In early 2007 AMF sunk six pits on the gold-in-soil anomalies at Lugazi.  Each pit was dug through the regolith profile on a 1 m x 1 m section to weathered bedrock or to a safe working depth of about 4 m.  If the pit needed deepening, the top two metres was widened to 3 m x 3 m to reduce side-wall loading before the pit was deepened to a maximum of 6 m from surface.  The regolith profile was mapped in detail and channel samples 50 cm in length were taken down a wall of each pit.  Particular care was taken in mapping the weathered bedrock to check for the presence of graphitic lithologies, which had been noted in surface prospecting, and for evidence of oxidized sulphide minerals.  Pit #6 was visited during the author’s trip to the field, and was in the process of being widened at the top to allow deepening.  Assay results from the Pit #6 channel samples were pending at the time of the visit.

Lugazi Project : First Pass and Infill soil sampling
Au anomaly
= 288m apparent width
Au ppb
3.4 ppb Au anomaly level
Au ppb (TL 1)
0
5
10
15
20
25
0029350
0029054
0028825
0028708
0028560
0028441
0028410
0028309
0028061
0027775
0027605
0027382
0027230
0026979
0026745
0026464
0026234
0026142
0025711
0025574
0025456
0025263
0025137
Sample Position (UTM northing)

Lugazi Project : Line 2 First Pass and Infill soil sampling
Au ppb
Au anomaly
= 264m apparent width
3.4 ppb Au anomaly level
Au ppb (TL 1)
0
0.5
1
1.5
2
2.5
3
3.5
4
4.5
5
0030819
0030412
0030951
0030065
0029818
0029605
0029397
0029053
0028646
0028435
0028212
0027975
0027812
0027619
0027429
0027195
0027032
0026871
0026706
0026522
0026405
0026338
0026263
Sample Position (UTM northing)

Figure 9.3  Lugazi First Pass and Infill TL Soils

Figure 9.4 Lugazi Pit Locations with soil lines

NAKISUNGA
Nakisunga
Namawa
Luwera
Kitazi
Buwali
Busambe
Kirondo
Kitazi Namaliga
Katente Gamba
Vumba
Banda Kyandaala
Banda Bugandaala
Banda Bugere
Kisoga
Nakasoko
Kisoko
Katwe
Bumbaja
Katente
Bulansuku
Nakibanga
Kiganda
Mpumu
Buzo
Namukonkomi
NATONKO FOREST
NAKISUNGA
Kibale
Ntanzi
Nagunga
Ntenjeru
Kijudo
Nsonga
Buyira
Kikwai
Buyiri
Mawikwe
1:20,000

Figure 9.5  Lugazi All TL Soils

Figure 9.6  Lugazi TL Soils on Geology

EL 0167
EL 0020
Lugazi
Terra Leach Soils
Au ppb
>15 ppb
5 – 15 ppb
3 – 5 ppb
1.5 – 3 ppb
<1.5 ppb
Infill Line
1:200,000
0 2.5 5 10 15 20 km
Lugazi Survey Block - Uganda
Magnetic Horizontal Gradient Enhanced

Figure 9.7 Lugazi Magnetic Horizontal Gradient

Table 9.4  Location of pits at Lugazi

Pit Number	UTM E	UTM N	Soil Line
1	480940	0027735
2	481950	0028310
3	482370	0028500	1
4	482375	0028560	1
5	483530	0029090	4
6	483440	0029155	4

9.1.4    Geophysics and Satellite Image Interpretation

GeX (Antoine, 2007) was commissioned by FIL to undertake an interpretation of LandSat TM and regional geophysical data over Lugazi EL 0020.  The EL covers part of a 10-14 km wide, ENE-striking belt of metasediments and metavolcanics.  The aim of Antoine’s study was to use Landsat TM images and airborne geophysical data to help improve the understanding of the study area geology and the gold geochemical anomalies within the EL. The database consisted of pre-processed LandSat TM2000 images, regional airborne magnetic and gamma-ray spectrometer data and gravity data. The following comments are derived from Antoine’s report.

The gravity data is sparsely sampled and Antoine interpreted the linear NW-SE anomaly shown on Government maps as merely a contouring artefact.  The isolated single-point anomalies may be related to the amphibolites present in the property, but there is no support for the gravity anomalies in the existing magnetic data. The LandSat data was of limited use due to heavy vegetation cover.  Similarly, as the airborne geophysical data was designed for regional use, it is of limited value for the detail exploration of the EL.

Both magnetic and radiometric data are derived from the national regional grid and are consequently of poor spatial resolution. The radiometric data, using ternary renditions of the radio elements K, U and Th, broadly echo the principal lithologies. The principal addition to the pre-existing mapped geology, from the radiometric data, is the introduction of a sliver of granite within the greenstones in the east of the EL, subparallel to the trend of the belt.

The magnetic data derived from the national grid over the Lugazi EL shows lithological trends fitting the mapped geology (figure 9.7). Two E-W discontinuities are mapped. The 290° trend in satellite imagery connecting the Au anomalies is unsupported in this low resolution magnetic dataset.

There are no apparent anomalies within the EL in either the magnetic or radiometric data examined by Antoine, nor was any anomalous relationship determined between the geochemical anomalies and the geophysical and LandSat data. The gold anomalies follow and are nearly coincident with a magnetic horizon for a small segment of strike in the west. A dislocation from the apparent trend of the geochemical gold highs occurs on the easternmost traverse. However, no concurring displacement of the magnetic marker horizon is observed, suggesting the geochemical anomaly is not stratabound but possibly structural.  Antoine, in his 2007 internal report for FIL, recommended a high spatial-resolution airborne magnetic and gamma-ray spectrometer survey over the property as the available data was insufficiently detailed.

As part of a country-wide program of airborne geophysics funded by the World Bank and the African Development Fund, a high-resolution airborne magnetic and radiometric survey was being flown by Fugro in March 2007 over and to the northeast of the Lugazi property.  The survey was flown at 200 m line separation on azimuth 055° and 60 m terrain clearance.  At AMF’s request the survey was extended to cover all of Lugazi (EL 0020) and the southeastern part of Lugazi West (EL 0167), with the extension flown at azimuth 145° to provide coverage normal to the regional strike.  The survey was completed by the end of the author’s visit to Uganda and the final results are pending.   Once the final results are available from the AMF Fugro survey they will be integrated with the existing regional aeromagnetic and radiometric data, LandSat and shuttle DTM by Graham Elliott, an Australian geophysicist with extensive experience in East Africa.  The airborne survey extension specific to AMF does not include EM, so a program of ground EM surveying will be carried out in April-May 2007 to cover the areas of known and potential graphitic horizons.

9.2       Mubende Property

The hard rock gold workings at Kyasampawo are too small to be responsible for the widespread Au alluvials that occur throughout the valleys of the Kamalenge area. As a result of AMF’s interpretation of the Mubende and Singo granites as possible sources of the gold, following the Fort Knox-Timbarra greisen model, initial exploration comprised LandSat TM/Crosta alteration image interpretation and reconnaissance stream sediment sampling across the prospective area.

In 2005 a total of 26 drainage sites were sampled within the granites and from the greisen zones.  Sampling conditions in the drainages were far from ideal in spite of the rolling hills and high rainfall.  In most cases no active primary drainage channel or alluvial sediment could be found, as the valleys have been covered with transported soil and have been either extensively tilled for farming or are choked with a mat of tussock grass or 2.5 m high elephant grass.  2 kg BLEG samples were collected from all 26 sites, and pH plus SO4 readings were taken.  Seven of the sites provided sufficient suitable sediment for a heavy-metal concentrate sample (HMC) to be taken.  Despite the adverse stream conditions, the BLEG and HMC sampling produced anomalous Au values together with elevated Cu and As, as could be expected with IRG-type greisen mineralization. The SO4 and pH values were anomalous over the granites, suggesting the presence of sulphides in the granites or the greisens.

AMF has proposed a drainage orientation study at Mubende to determine the most effective method for a full stream sediment sampling program over the property.  This would include multiple auger holes across each drainage to the basal gravel layer, which would be sampled for BLEG analysis.  Based on the sediment profile, one or more pits would be dug to the base of the alluvium.  The pits would be mapped and each lithological layer channel sampled.  Each sample would be divided for HMC and BLEG samples, and a remnant panned for a “colour count” of gold particles.

Mubende Project : Summary of Recce Stream Sediment sampling carried out over the Mubende and Singo granites (Aug 2005). Showing anomalous BLEG Au samples and SO4 values.
Compiled : BDM
Figure 9.8
June 2006
0370 000 E
Kyasampawo
Au
Au
Approx new AUC EL boundary
070 000 N
MB 012
MB 013
MB 015
MB 014
MB 019
MB 018
MB 017
MB 016
MB 020
MB 022
MB 021
MB 023 / 024
MB 025
MB 026
5 km
0350 000 E
050 000 N
MB 010
MB 011
MB 009
MB 008
MB 007
MB 006
MB 005
MB 001
MB 004
MB 002
MB 003
3 km
Approx location
SO4 values
0- 19 mg/lt SO4
20 – 49 mg/lt SO4
50 – 105 mg/lt SO4
BLEG Au >2ppb

Figure 9.9  Mubende Auger and Pit Orientation Study.

Subject to the results of the orientation study, the entire 780 km2 property would be evaluated by up to 250 stream sediment samples and 75 pits, designed to access the mature alluvial sediment below the recent transported cover.  In addition, Block 2 of the proposed airborne geophysical survey funded by the World Bank and the African Development Fund would cover the Mubende property.  This comprises a detailed magnetic and radiometric survey at 200 m line spacing and 60 m terrain clearance.

9.3       Mitoma Property

Exploration activities at the Mitoma projects have comprised stream sediment (drainage) sampling including heavy mineral concentrates (HMC) and BLEG; soil and rock geochemistry, pitting, detailed mapping and preliminary ground magnetics.  Outcrops are scarce over the property, requiring the use of exploration methods that can “see” through deep soil profiles.

To date 2,546 soil samples have been collected over different areas of the property in 7 phases.  The samples were analyzed with the Terra Leach partial digest method and have delineated gold-in-soil anomalies at the Kahungye (EL 0023), Rugoma (EL 0025) and Rutaka (EL 0024) exploration licences.  Exploration is at an earlier stage at Kabira (EL 0005) and Kabira East (EL 0117), but areas of potential interest have been delineated from the 157 drainage samples, with some samples close to an area of historical alluvial/artisanal gold workings.

Exploration on the Kahungye, Rugoma and Rutaka licences was initially done in 2004 under the previous tenements (EPLs 4682, 4683 and 4681) which covered the same areas.  These prospecting licences were converted to Exploration Licences in March 2005 under the terms of the 2003 Mining Act.

9.3.1    Soil Sampling

The Rutaka licence was selected as the location for orientation soil sampling.  In April 2004 a total of 39 TL samples were collected from a single northeast-trending line.  This line was positioned to extend from the western to the eastern granite across the intervening metasediments, and passing over a known gold occurrence shown on the 1:100,000 Bushenyi geological sheet.  The orientation results showed a distinct 200m-wide anomaly, the low level gold values correlating well with W, Sn, Sb and Be.

Routine soil sampling commenced in July 2004, with east-west lines traversed under GPS control across all three licences. A total of 590 soil samples were collected along 13 lines (37.8 line km) and submitted for TL1 analysis, Au, W, Sb, Sn and Be by ICP/MS through Genalysis, Perth. This phase of sampling essentially covered all three licences at line separation of 500-1,000 m, with samples taken at 50-100 m intervals.

Based on the results from these 13 lines, a program of infill soil sampling was carried out in September-October 2004.  A total of 924 samples were collected from 40.3 km of east-west lines, mostly at 250 m separation. These soil samples were analyzed by TL1 digestion and ICP/MS finish for Au, As, Sn, Be, Bi, Sb, W and Mo.

Kahungye
EL 0023
Rugoma
EL 0025
Rutaka
EL 0024
3km
NO EXPOSURES
Mitoma_soils_final_201204 by Au_pp
3 to 12.4 (132)
1.3 to 3 (407)
0.4 to 1.3 (642)
0 to 0.4 (372)

Figure 9.10  Kahungye-Rutaka-Rugoma Au anomalies (after B.D. Milne)

Figure 9.11 Kahungye-Rutaka-Rugoma As Anomalies (after B.D. Milne)

The results from the 1,553 orientation, step-out and infill TL soil samples indicated the presence of several large, insitu, gold-in-soil anomalies on the three target licences at Mitoma. These gold anomalies show some of the typical correlation with pathfinder elements (As, Sb, W, Sn, Bi) for IRG deposits in tin-tungsten provinces.  The correlation coefficients for Au vs. As (r=0.467) and Au vs. Sb (r=0.425) are moderate, while those for W, Sn and Bi are weaker. Subsequent infill sampling in February 2005 and throughout 2006 resulted in a further 993 samples being taken.  These refined the gold-in-soil anomalies.

The Kahungye licence produced 2 main gold anomalies, each with a strike length of about 1,750m and a width of 150-250 m.  A third, open-ended, 750 m x 250 m gold / arsenic anomaly occurs in the north of the licence.  Detailed mapping of the anomalies showed they were associated with Fe-rich biotite-chlorite schists adjacent to linear sulphidic graphitic quartzites. Several fold axes were observed and faulting is assumed by AMF in the area.  Fine gold flakes were seen in panning of sediment from streams draining the anomalies.

The Kahungye gold anomalies are sub-parallel and are offset from a large As anomaly. The contoured Au and As values, together with the geological mapping, suggest that several faults occur at Kahungye resulting in discontinuous shape of the soil anomalies.  The schist associated with the anomalies is rarely exposed but was inferred from the typical deep red clay soils and occasional float disturbed by agricultural activities.  The major As anomaly west of Kahungye village appears to be more directly associated with a northwest-striking graphitic and sulphidic quartzite. A float grab sample of the unit returned 1.54 g/t Au. Field observations by AMF suggest that the graphite is hydrothermal, a hypothesis supported by replacement textures, brecciation and the presence of arsenopyrite.

The Rugoma EL also contains 2 robust gold anomalies, each with a strike length of 1600m x 100m to 250m in width, coalescing in the north to one broad anomaly (450m wide). The discrete gold zones are associated with a large contiguous As anomaly (2500m x 1000m). In addition an open-ended Au and As anomaly, 200m wide, occurs south of and possibly representing a faulted limb of the two larger anomalies.  Similarly to Kahungye, the anomalies are associated with biotite-chlorite schists adjacent to linear sulphidic graphitic quartzites.

The Rutaka EL contains several moderate gold anomalies about 800 m long and 50-400 m wide.  There is a similar arsenic association to Kahungye and Rugoma, but the arsenic zone is offset at Rutaka. The anomalies are either associated with the metasediments, possibly muscovite-sericite schists, or with the adjacent porphyritic granites and showed visible gold in panning of streams draining the anomalies.

A verification program carried out in October-November 2004 consisted of resampling 73 sites within the main soil anomalies, with both TL and soil BLEG samples taken at each site.  Twenty pits were also dug on the anomalies, and were sampled to a depth of 2.0 m to address concerns of possible transport of the near-surface sampled medium.

174000
175000
9934000
9933000
9932000
9931000
Kanyagombe
Au
Rutaka soil anomalies
Stage 7 Infill (squares)
TL soils Au
>6 ppb
4 – 6 ppb
3 – 4 ppb
2 – 3 ppb
1 – 2 ppb
<1 ppb
1:12,500

Figure 9.12 Rutaka Soil Anomalies (After B.D. Milne)

A Horizon, Brown – Red clay loam with organics
Depth of Terra Leach sample
0.48m
B Horizon – Red clay loam with minor organics
Approx location of BLEG sample
1.18m
C Horizon – Yellow – Red Clay
2.0m
Soil sampling results :
Terra Leach = 3.4ppb Au
(609ppb As, 321ppb Bi)
(296ppb Sn,419ppb W)
BLEG = 7ppb Au
Pit sampling results :
0-0.48 = 3ppb Au (70ppbAs)
0.48 – 1.18 = 5ppb Au (60ppb As)
1.18 – 2.0 = 4ppb Au (<50ppb As)
2.0(floor) = 8ppb Au (<50ppb As)

Mitoma Project - EPL 4681 Line 9933500 ; Pit 2

Sample positions for Terra Leach, BLEG and standard pit sampling. Pit wall to the West,. Also showing backfilling of Pit after sampling

Compiled and Sampled by : BDM Oct 2004

Figure 9.13 Rutaka Pit Sampling

Figure 9.14 Rugoma TL Soil Anomalies (after B.D. Milne)

The TL re-sampling, BLEG sampling and pitting confirmed the original TL soil anomalies and their depth extent.  The gold correlation coefficient of the two TL data sets is r = 0.874 (n= 57), very good considering the time lapse between sampling/resampling, possible different locations and laboratory variation.  The anomalies on all three licences were clearly repeatable in both position and magnitude.

The test pits dug in October 2004 confirmed the considerable depth of the soil profile, with the base of the B horizon encountered at 1.09 m to > 2.00 m.  The general lack of stone lines, iron rich layers or any other indicators of physical or chemical transport, suggest that this clay loam soil is a residual profile.

Subsequently on the Rugoma licence (EL 0025) the gold anomaly on line 9938700 was checked with a line of seven pits dug to depths of approximately 6 m (Figure 9.15).  The pits on this line showed an unusually deep soil profile, with an auger extension of pit 2 still in B horizon soils at 14.82 m below surface.  All of these pits were logged and channel-sampled on one wall.  The TL soil at the surface location of pit 4N had returned a strongly anomalous value of 5.3 ppb Au.  In pit 4N the base of the B horizon soils was at 4.0 m with two separate layers of weathered slaty quartzite intercalated with micaceous schist below that depth to the bottom of the pit at 6.40 m.  From 6.0-6.4 m the west wall of the pit assayed 0.04 ppm Au and the east wall 0.07 ppm Au (fire assay, SGS Mwanza).  However, panning of a 20 kg bulk sample of micaceous schist with fine quartz stringers from the same depth interval revealed 6 grains of coarse visible gold up to 1 mm across.  This is directly beneath the TL soil anomaly.  Maximum values from the channel sampling between 1.17-4.00 m in B horizon soils were 0.02 ppm Au and 115 ppm As, with similar values in the weathered bedrock from 4.00-6.00 m.

9.3.2    Stream Sediment Sampling

Discussions with local villagers as to the gold potential of the Kahungye area resulted in several locations of alluvial gold being pointed out to AMF.  During the soil confirmation program in 2004 these locales were investigated for gold in the sediment loads.  Little success was achieved from panning of the active sediments of streams draining from the Kahungye anomalies. However, the villagers subsequently pointed out that the alluvial gold they found was located in a gravel horizon at ~1.5 m depth, below the active layer.  Three test pits were dug to depths of 1.5-2.5 m in the stream beds, passing through 1.0-1.5 m of dark organic clays before reaching a ~50 cm thick river gravel. The gravel consists of 50% angular un-mineralized quartz vein cobbles and pebbles, supported in a clean quartz sand matrix. In all cases, panning of the fine fractions of the sand yielded very fine gold particles.  The lack of mineralization in the quartz cobbles and coarser sand fractions suggest the gold may be derived from a proximal, easily-weathered lithology, with an association other than quartz-veining.

250m
Au >3.8ppb
As >800ppb
67m
RUG 6
RUG 5
RUG 4N
RUG 3
RUG 2
RUG 1
1.20
4.00
5.80
6.50
6.90
0.37
0.84
2.40
3.90
5.29
5.83
6.67
6.87
0.50
1.17
1.91
4.00
6.00
7.49
0.24
1.35
1.97
2.87
3.40
4.0
0.74
2.55
6.06
14.32
1.45
2.43
4.10
7.18
8.06
0.12ppmAu 95ppm As
0.03ppmAu + 135ppm As
0.03ppmAu/110ppm As
0.03ppmAu/80ppm As
Visible Au panned
<0.01 -0.02ppm Au and 50 -11-ppm As
Upper slatey qtz
Middle schist
Lower slatey qtz
Lower schist
Upper schist
Soil Horizons
A
A/B
B1
B2
B3/B4
B5
C1
C2
0m
1.0m

Figure 9.15 Rugoma Auger Section (after B.D. Milne)

In September 2005 a total of 35 stream sites were sampled in and around the Kabira licence (EL 0005).  Both HMC and BLEG samples were taken at each site, together with SO4 and pH measurements.  Six of the HMC samples and three of the BLEG samples returned anomalous gold values.

In May 2006 the Kabira area was covered with detailed stream sediment sampling as follow-up to the 2004 reconnaissance sediment anomalies.  The sampling included all of the Kabira (EL 0005) and Kabira East (EL 0117) licences as well as the southern part of Rutaka (EL 0024).  A total of 157 HMC samples were taken in two phases of follow-up.  Five HMC samples from the Kabira licence (EL 0005) returned strongly anomalous gold values, with coincident pathfinder anomalies in Bi, Mo and Sn.  The BLEG samples from these sites were also anomalous in gold.  An additional 7 BLEG samples were anomalous for gold at Kabira and 2 at Kabira East (EL 0117), though the HMC samples from the same sites had low gold values only.

9.3.3    Rock Sampling

Rock chip and float sampling was carried out during traverses of the original three Mitoma licences in 2004. Attention was paid to lithologies which exhibited hydrothermal or epithermal features such as the introduction of sulphides, brecciation, shearing etc. Outcrops in the Mitoma area are limited, essentially restricted to the linear quartzite ridges with very little of the schist or argillite lithologies being exposed.  Gold analysis was carried out by SGS African Assay Laboratories in Mwanza, Tanzania, by fire assay with AA finish.  Arsenic was analyzed by AA.  One of the 6 samples submitted, from a sheared quartzite with limonite after sulphides, returned 0.21 g/t Au.

9.3.4    Magnetometer Surveying

An orientation ground magnetometer survey was carried out over selected lines in late October 2004. A single line was run at 5 m station intervals on each of the three initial licences, selected to cover from the western to eastern granites to confirm the position of the granite-metasediment contacts.  The lines also traversed the gold-in-soil anomalies in an attempt to identify possible hidden features associated with them.  The geophysical team and equipment was hired from the Ugandan Department of Geological Survey and Mines, who supplied two hand-held Scintrex ENVIMaG magnetometers.  The magnetometer survey didn’t detect any features that had not been shown by the geochemistry, nor did it provide significant new information on the lithology contacts.  As a result, no further ground magnetic surveys were run.

9.3.5    Electromagnetic Surveying

As the Kahungye gold-in-soil anomalies appear to be intimately associated with chlorite-biotite schists that may contain disseminated sulphides, and graphitic, sulphidic quartzite, it was considered prudent to test the EM responses.  There was also the possibility that the electromagnetic method would assist in mapping the buried contacts of the quartzite and schist.  The Ugandan Department of Water Resources Management supplied a qualified technician, geophysicist and an EM-34 unit.

FLEMISH INVESTMENTS LIMITED
Mitoma Project – Kabira area.
Flemish Invest. Ltd. Exploration Licences (underlined) on Geology, showing the location of various Stream Sediment programmes – Total 167 sites. (Recce First Pass and Second Pass
Compiled : BDM
Nov 2006
Rutaka EL 0024
Kabira EL 0005
Kabira East EL 0117
EL 0107
ML 4067
30° 05' E
30° 10' E
0° 40' S
0° 45' S
Approx 10km
For geological Legend see : Sheet 85 (Bushenyi)
NO EXPOSURES
INJECTION SCHISTS
Kabira
Muhito
Kikyerere
Kiara
Rwemengo
Phyllite
Hard slates

Figure 9.16  Kabira Stream Sediments

Mitoma Project - Kabira soil geochem - Line 1
Au (ppb x 100)
As ppb
Bi ppb
Mo ppb
Sb ppb
W ppb
Zn ppb /10
TL 1 - assay results
1400
1200
1000
800
600
400
200
0
0182072
0181934
0181817
0181670
0181513
0181360
0181195
0181044
0180906
0180759
0180627
0180467
0180302
0180144
0179992
0179864
0179793
0179717
0179592
0179465
0179329
0179167
0179018
0178883
0178754
0178644
0178544
Sample location (UTM easting)

Figure 9.17  Kabira Line 1 TL Soil Profiles

Two orientation lines were run over the Kahungye gold anomaly, using both horizontal and vertical loop configurations and a loop length of 10m.  Neither configuration located any signature over the graphitic quartzites or the gold anomaly, and a similar lack of response was achieved when different loop lengths of 5-40 m were tested directly over the outcropping quartzite.

Table 9.5  Analytical statistics Mitoma Property TL soils

Mitoma TL soils	Au ppb	As ppb	Ag ppb	Be ppb	Bi ppb	Sb ppb	Sn ppb	W ppb	Mo ppb	Zn ppb	Cu ppm
Mean	1.59	557.84	17.09	51.44	87.33	7.98	147.90	99.58	348.81	2755.91	8.78
stdev	1.68	478.53	6.23	30.71	106.79	5.36	97.67	95.68	168.37	1077.05	3.54
m+1	3.26	1036.36	23.32	82.15	194.12	13.34	245.57	195.26	517.18	3832.97	12.31
m+2	4.94	1514.89	29.56	112.86	300.91	18.70	343.24	290.94	685.55	4910.02	15.85
m+3	6.61	1993.41	35.79	143.58	407.70	24.06	440.91	386.62	853.91	5987.07	19.39
max	24.93	9776	57.2	298	4143.2	79.4	913	1801.7	1484	24964	24.33
hicut	15	5000	none	none	1000	50	700	900	1200	6000	none
>m+3	42	49	12	35	50	39	33	56	22	5	6
>m+2	98	93	32	79	89	102	113	106	62	8	17
n	2521	2497	1013	2530	2497	2536	2536	2536	1753	160	400

9.4       Mwerusandu Property

Exploration activity at the Mwerusandu property has included: stream sediment sampling for both HMC and BLEG; TL soil and rock geochemistry; trenching and pitting; TM LandSat-Crosta alteration image interpretation; and detailed geological mapping of certain prospects.

At the Nyamulindira licence, rock grab sampling in 2005 identified gold values of 4 to 6 g/t gold in sericite schists near to a granite contact. Follow-up trenching intersected 20.4 g/t Au over 3.5 m in a quartz vein/ horizon. A 1 km long TL gold/arsenic-in-soil anomaly was outlined near the metasediment/granite contact, and remains open to the south.

9.4.1    Mwerusandu

In October 2005 a total of 31 stream sediment sites were sampled across the Mwerusandu licences.  Sulphate (SO4) and water pH measurements were taken at all of the sites, as well as collecting HMC and BLEG samples.  None of the HMC samples returned anomalous gold values, though one BLEG sample had a weakly anomalous gold value coincident with a strong Sn/W HMC anomaly.  A further 5 sites had strong Sn anomalies.  Subsequent follow-up included sampling 29 sites on the Kiana Mine licence (EL 0116) and 12 on Mwerusandu West (EL 0022), none of which had anomalous gold values.

In November 2006 a TL soil sampling program was carried out on the Mwerusandu West and Mwerusandu North (EL 0019) licences.  On the former, 138 samples were taken and sent for TL1 MS analysis together with 6 duplicates.  On the latter, 46 samples plus 2 duplicates were taken.  Multiple anomalous As values were detected, but no anomalous Au.  Several anomalous Sn zones were identified in areas of no known tin mining.

9.4.2    Nyamulindira

Rock grab sampling in 2005 on the Nyamulindira licence (EL 0018), adjacent to the northeast corner of the Kiana Mine licence, detected gold values of 4 to 6 g/t Au in sericite schist near to the contact with an arena granite.

Two trenches were dug in September 2005 to further expose a coarse grey quartz vein with visible gold and scorodite, sandwiched between sericite schist and sandstone units in close proximity to the contact with a granite intrusive to the east.  (Scorodite is a secondary mineral typically resulting from the alteration of arsenopyrite).  Each trench was approximately 40 m in length, dug east-west and was continuously channel-sampled.  41 samples were taken from trench 1 and 44 from trench 2.  In trench 1 a section including the coarse scorodite-bearing quartzite and the lithologies on either side, returned assays averaging 20.4 g/t Au over 3.5 m together with very high arsenic values.  Trench 2, 35 m to the north, did not expose the coarse quartzite and returned only background gold values.  Two further, short, trenches were dug in April 2006.  Trench 3, approximately 5 m north of trench 1, exposed a small patch of scorodite-bearing coarse quartz on an otherwise apparently barren 1 m thick quartz vein between schist and quartzites.  In this instance the exposed quartz vein may be a large proximal boulder rather than bedrock.  A 30 cm chip-channel sample across the scorodite-bearing quartz returned 1.76 g/t Au and 27.9% As.  The main quartz vein returned 0.31 g/t Au and 1.4% As over 1 m.  Trench 4 was excavated 25 m south of trench 1 and exposed a massive quartz vein between sericite schist and quartzite.  Gold values were essentially below the detection limit of 0.01 g/t Au.

Stream sediment sampling in the area in October 2005 resulted in the collection of 21 BLEG samples.  Two of the samples had elevated gold values, one with a coincident elevated copper value (1.3 ppb Au and 42 ppb Cu).  Also in October 2005 the first phase of TL soil sampling was carried out, with three lines consisting of 66 samples.  The lines were approximately east-west, one over trench 1 and the others 200 m north and 800 m south.  Line 1 returned strongly anomalous gold and arsenic values adjacent to trench 1, within a broad arsenic anomaly.  Line 2, to the north, had elevated arsenic values along the entire line, but no anomalous gold.  Line 3, to the south, had a strongly anomalous gold value in the strike-equivalent position of trench 1, within a broad zone of elevated arsenic values.  This would suggest that the scorodite mineralization noted in trench 1 is symptomatic of widespread arsenopyrite within the metasediments at Nyamulindira, and that the gold may be restricted to a lensy coarse quartz vein or veins within the stratigraphic package.

Six lines of infill sampling at 25 m intervals (except for the ends of the lines at 50 m) were carried out in April 2006 with a total of 152 samples collected, together with 7 duplicates.  In addition, the gold anomaly on Line 3 was resampled at 12.5 m intervals, confirming the original anomaly.

Figure 9.18 Nyamulindira Au soils on As (after B.D. Milne)

183200 183400 183600 183800 184000 184200 184400 184600 184800 185000
9889000 9888800 9888600 9888400 9888200 9888000 9887800
Au ppb (capped)
0.1 0.2 0.3 0.4 0.5 0.5 0.6 0.6 0.7 0.7 0.8 0.8 0.9 1.0 1.0 1.1 1.2 1.5 2.6

Scale 1:10000

100 0 100 200 300

(meters)

WGS 84 / UTM zone 36S

AFRICAN MINERAL FIELDS

Nyamulindira Project
Terra Leach Soil Geochemistry
Au ppb high values capped

Figure 9.19  Nyamulindira Au Soils (after B.D. Milne)

On Line 4, 200 m south of the anomaly on Line 3, three consecutive anomalous gold values were detected over a length of 50 m.  There were no anomalous arsenic values but the central gold anomaly coincided with strongly anomalous Bi+Sn+W values.  This anomaly is on strike from Line 3.  On Lines 5, 6 and 7, between Line 3 and Line 1 to the north,  there were no anomalous gold values but a broad zone of elevated arsenic values was detected over the metasediments.  On Line 8, 120 m south of Line 1 and trench 1, two consecutive anomalous gold values coincide with anomalous As+Bi+Sn+W+Zn, within a broad zone of elevated arsenic values.  The gold anomaly is on strike with the mineralization exposed in trench 1.  Line 9 was located 80 m north of trench 1 and showed no anomalous gold values, but did have the typical broad elevated arsenic zone within the metasediments.

The TL soil sampling has outlined a zone of broad low-level arsenic mineralization within metasediments adjacent to a granite intrusive, with two centres of anomalous gold separated by about 1 km.  The southern anomaly remains open to the south, with over 10 km of the contact zone yet to be tested.

In December 2006 the geology of the Nyamulindira licence (EL 0018) was mapped in detail.  During the period December 2006 – February 2007 a total of 46 stream sediment samples were collected from the Kiana Mine (EL 0116) and adjacent Nyamulindira (EL 0018) licences.  Results for this sampling were not available at the time of the author’s visit.

NYAMULINDIRA: (Kiana Mine)
- Geology
- Crosta analysis
Crosta:
Red = high OH+FeOx signature
Green = high OH signature
1:100,000
0 0.5 1 2 3 4 5
km
172000
174000
176000
178000
180000
182000
184000
186000
188000
190000

Figure 9.20  Nyamulindira Geology and Crosta analysis (after B.D. Milne)

Nyanga
Aharusa
2000m
Kikagati
Ruhama
Kalunzo
Ruyonza
Nyanga
Kwemiriro
EL 0018
Mutozho
Nyihanga
(Chamlumbu)
Kyamuvumbo
Trenching
Rubaare
Nyarwanya
Mukonoka
Kacherere
Mukonoka
Kibona
Rukiri
Nkamba
Mbale
9892
9891
9890
9889
9888
9887
9886
9885

FLEMISH INVESTMENTS LIMITED

Mwerusandu Project.

Figure 9.21 : Nyamulindira EL 0018

Showing location of soil sampling lines, trenches and 1 : 25 000 mapping of EL and environs.

Mapped by : Peter Turyansigura — Sept 2005
Compiled : Bruce Milne — Oct 2005

Alluvium
Laterite
Quartzite o/c
Quartz Vein
Be mine or occurrence
Phyllite / Schists
Granite Gneisses
Dip
Terra Leach Soil sampling lines

181 182 183 184 185 186 187
30°10'

Figure 9.22  Nyamulindira TL soil lines (after B.D. Milne)

FLEMISH INVESTMENTS LIMITED.
Mwerusandu Project
Nyamulindira EL 0018 : Trench profiles over the auriferous Scorodite occurrence. Assays pending.
Trenched by : Deus Muhwezi Sept 2005
Compiled by : Bruce Milne Dec 2005
0184118m E 9888776m N
20.4g/t Au over 3.5m
(>1.0g/t Au cutoff)
2m
0184117m E 9888776m N
Trench 1
L 0845
L 0805
0m
1m
2m
3m
4m
5m
6m
7m
8m
>2000 ppm As
>300ppm As
Colluvium / Rubble
Scorodite (intrusive)
Sericite Schist
Quartzite
Sandstone
Dip
0184112m E 9888812m N
0184172m E 9888808m N
2m
Trench 2
L 0889
L 0846

Figure 9.23  Nyamulindira profiles

Trench 3
0184115/9888782
+1m
1m
0m
-1m
Dark Brown soil with Quartz fragments
Scorodite Vein
Sheared phyllitic schists
Pale orange phyllitic schists
Quartz Vein
Refilled area composed of Quartzite and Quartz Vein fragments and boulders
Saccroidal Qu
20°/60°E
24°/70°E
<0.01, 915, 51
0.01, 1010, 86
0.02, 2635, 66
0.05, 1.66%, 863
1.79, 27.9%, 240
0.31, 1.4%, 18
0.21, 5550, 14
0.03, 915, 22
Au ppb
As ppm and %
Cu ppm
Red = very anomalous,
Yellow = anomalous.
0.05, 1.66%, 863

Mwerusandu Project : Nyamulindira EL 0018.

Figure 9.24 : Profile of Trench 3, Showing geology and sample locations and assays (Cert # MW 060775.26.64). Mapped and sampled by Zach Baguma.

Compiled : BDM

Sept 2006

Mwerusandu
TL soils Sn
>150 ppb
100 – 150 ppb
50 – 100 ppb
<50 ppb
Anomaly here along quartzite
Anomaly here similar to this Tin Mine
Proposed soil lines at 500m
Potential Tin zone
– area between two tin mines
Ngoma
Dwata
Nyakarinzi
Murumbaje
Bumondo
Bwochi
Igurua
Igurwa
Komichera
Ruhanga
Mwerusandu
Obuhumjiro
Kasende
Chabakonzo
Mpama
D.654
D.644
C.D.2811
D.574
D.605
D.608
D.567
5934
5907
6076
4886
4861
5565
5253
5120
1:50,000
202000
204000
206000
208000
210000
212000
9896000
9894000
9892000
9890000
9888000

Figure 9.25 Mwerusandu TL Soil Sn anomalies (after B.D. Milne)

10.0      SAMPLING METHOD AND APPROACH

The Lugazi area is characterized by deep weathering, thick clay loam soils, and Mubende, Mitoma and Mwerusandu areas by similar soils as well as alluvium and colluvially transported sediments.  There is a general lack of lateritic soils where gold may be concentrated by capillary and/or electrochemical processes. These deep soils and general lack of outcrops or surface mineralization prompted FIL/AMF to look at alternative methods to conventional “B” horizon soil sampling or augering/drilling to the base of the regolith.  The “Terra Leach” method of partial extraction was selected due to the thick soil cover.  The TL samples were analyzed at Genalysis Laboratory Services in Perth, Australia.

Certain confirmation soil samples were taken for BLEG analysis.  The same analytical method was used as an integral part of stream sediment sampling campaigns, where heavy-metal concentrates (HMC) were also taken.  These samples were analyzed at SGS African Assay Laboratories in Mwanza, Tanzania.  Rock samples, whether from grabs, pits or trenches, were also shipped to SGS Mwanza for analysis.

All sample sites were located and controlled by hand-held GPS units (Garmin Etrex) using the ARC 1960 datum and UTM coordinates.

10.1      Sampling Methods

10.1.1  Terra Leach Soil Sampling

The sampling method for TL soil samples is quick and simple, and no preparation is required prior to shipping the samples for analysis.  The sample site was initially cleared of any debris and major organic material.  A plastic or other non-metallic implement was used to collect about 150 g of “A” horizon soil from a depth of 5-10 cm, as this is the depth at which dispersed ions are inferred to significantly accumulate.  A nominal minus 1 mm (-20 mesh) particle size is preferred, and use of a simple plastic sieve at site will remove any coarse particles.  It is important that the sampler does not wear any metal around the hands, such as jewellery or a watch.  The sample was placed in a standard 3” x 5” kraft paper packet, which was sealed at site.  Press-seal plastic bags can be used, but any damp samples should be air-dried before sealing the plastic bag.

The sample number was written on the kraft packet and the number, UTM coordinates and elevation from the GPS, plus slope, ground conditions, soil type and colour were recorded. Samples were packed into metal trunks for transport from the field to Entebbe.  At the field office in Entebbe the samples were checked before the trunk was locked and shipped by courier to Genalysis in Perth, Australia.

Flooding or major rainstorms can remove weakly bound metals in soils. Bacterial reduction in flooded soils can change the oxidation state of iron and manganese oxide/hydroxide species resulting in dissolution and loss of these species together with their surface adsorbed metal ions.  TL soil sampling should therefore not take place less than 3-4 weeks after major rain, though light showers or heavy dew which do not soak the sampling horizons do not appear to compromise responses.  All TL samples taken by or for AMF at Lugazi, Mubende, Mitoma and Mwerusandu followed this protocol.

10.1.2  Bulk Leach Extractable Gold (BLEG)

The BLEG method of analysis was used by AMF for two types of samples: check sampling of TL soil anomalies and routine stream sediment samples.  BLEG was chosen for the soil checks as the entire 500 g sample of -300 µm fraction is analyzed in this method versus the 30 g sub-sample of -180 µm (-80 mesh) fraction used for fire assay.  Similarly for stream sediments the larger BLEG sample, including coarser fractions, allows for a more repeatable and representative result than fire assay.

The BLEG soil sample material was extracted from small pits dug to the B1 horizon.  Approximately 3-5 kg of the appropriate material was removed, typically at about 50 cm depth, and gently dried in an iron pan over a charcoal fire.  When dry and cooled, the soil was sieved and the -300 µm fraction collected.  500g of this fraction were placed in a kraft paper packet, which was sealed at site.  As for the TL samples the packet was numbered and the UTM coordinates and elevation from the GPS, slope, ground conditions, soil type and colour were recorded.  The samples were shipped to Entebbe, where they were checked before being shipped to SGS Mwanza for 24-hour bottle roll digest and analysis.

At stream sample sites there was often insufficient active sandy sediment at surface or in positions (e.g. behind boulders) that could trap heavy particles.  When necessary pits were dug through up to 1.5 m of dark organic-rich clays transported into and often covering the stream channel.  The surface or buried sand/gravel layer was sampled and wet-sieved to provide 5-7 kg of -2 mm material for the BLEG sample. This was riffled to about 2.5 kg and placed in a plastic bag.  For HMC samples, approximately 30 kg was gathered from traps and panned on site to provide 150 g (wet).  Both samples were air-dried then placed in numbered kraft paper packets and shipped to SGS Mwanza.

10.1.3  Pit, Trench and Rock Samples

At selected sites grab samples were taken of lithologies exposed in outcrop and, in the case of Mitoma, from float.  Available outcrops of interest were sampled, with particular attention paid to lithologies which exhibited hydrothermal or epithermal features such as the introduction of sulphides, brecciation, shearing etc.  Hand-sized samples were collected and shipped to SGS Mwanza for analysis.

Two trenches were dug by hand on the Nyamulindira showing at Mwerusandu in September 2005, and two more short trenches were dug in April 2006.  Continuous chip-channel samples were taken along the bottom of each trench.  Samples of 1-2 kg were shipped to SGS Mwanza for analysis.

Exploration pits were dug in October 2004 over selected gold areas at Mitoma to test the depth extent of the TL gold-in-soil anomalies. The pits were dug to approximately 2 m depths, to pass through the B horizon soils.  The soil characteristics in the pit profile were logged and a continuous channel was sampled on one wall of the pit.  Samples were taken according to the different soil horizons, to a maximum 50 cm length.  Approximately 2-3 kg of material was collected for each sample, bagged and dispatched to SGS Mwanza for Au by fire assay and As by AA analysis.

In early 2007 similar pitting was done at Lugazi, though these 6 pits were dug through the entire regolith profile on the gold-in-soil anomalies.  Each pit was dug through the regolith profile on a 1 m x 1 m section to weathered bedrock or to a safe working depth of about 4 m.  If the pit needed deepening, the top two metres was widened to 3 m x 3 m to reduce side-wall loading before the pit was deepened to a maximum of 6 m from surface.  The regolith profile was mapped in detail and channel samples 50 cm in length were taken down a wall of each pit.  Samples of 2-3 kg were bagged and shipped to SGS Mwanza for analysis.

10.2      Database

At all four properties the sample locations were controlled by hand-held GPS units (Garmin Etrex).  Location data was recorded in UTM coordinates using the ARC 1960 datum.  This data was later transferred by hand from the GPS unit to a notebook and then entered into a simple spreadsheet.  All field descriptions of soil, sediment or rock characteristics, SO4 and pH data from streams was recorded at site in the field notebooks and later transferred to the spreadsheets.

Columns were included for sample numbers, UTM coordinates, elevation, project, EL, date of sampling, original and any repeat analyses, and the laboratory assay certificate.  AMF used Interdex software to determine anomalous thresholds.  The Excel spreadsheets were used to plot the results, including overlays on regional geology or topography.

11.0      SAMPLE PREPARATION, ANALYSES and SECURITY

All Terra Leach (TL) soil samples were sealed in their bags at the field site, and no further sample preparation was carried out by FIL or AMF.  Samples were packed into metal trunks at the field site for transport to Entebbe under the direct supervision of FIL/AMF staff.  At the field office in Entebbe the samples were checked before the trunk was locked and shipped by courier to Genalysis Laboratory Services in Perth, Australia.  Once the samples had cleared Customs and Quarantine procedures in Australia they were checked again by Genalysis before the samples were partially digested with the proprietary leachant selected for the group of elements requested by AMF.  After digestion the leachant solution was analyzed by ICP.  Results were reported to AMF by email.

Soil BLEG samples were extracted from small pits dug to the B1 horizon.  Approximately 3-5 kg of soil was gently dried in the field and 500 g of the -300 µm fraction was placed in a kraft paper packet and sealed at site. No further sample preparation was carried out by FIL or AMF.  The samples were shipped to Entebbe under the direct supervision of FIL/AMF staff, where they were checked before being shipped to SGS Mwanza for 24-hour bottle roll digest in a weak acidic cyanide solution.  After allowing the sediment to settle, an aliquot of the pregnant solution is removed, the gold is extracted with DIBK, and the gold content of the solution determined by atomic absorption. The As content was determined directly from the solution by AAS.

At stream sediment sample sites about 5-7 kg of the appropriate -2 mm material was collected.  This was air-dried then riffled to give about 2.5 kg, which was placed in a numbered plastic bag for the BLEG sample.  Approximately 30 kg of sediment was collected from traps and panned to about 150 g (wet) for HMC samples.  This was air-dried then placed in a numbered kraft paper packet and sealed at site.  No further sample preparation was carried out by FIL or AMF.  The samples were shipped to Entebbe under the direct supervision of FIL/AMF staff, where they were checked before being shipped for analysis.  The BLEG samples were analyzed at SGS Mwanza by 24-hour bottle roll digest in an acidic cyanide solution and analysis of the leachant by atomic absorption.  The HMC samples were shipped to SGS-Lakefield in Johannesburg for gold analysis by fire assay and base metals + pathfinders by ICP/MS.

All rock grab samples were collected in plastic bags and shipped from the field to SGS Mwanza for analysis.  Trench samples were taken as continuous chip-channels from the bottom of the trench with samples of 1-2 kg were shipped to SGS Mwanza for analysis.  Pit channel samples of 2-3 kg were also sent to SGS Mwanza.  In all cases the samples were placed in plastic bags in the field, labelled and sealed by FIL/AMF staff.  No further sample preparation was carried out by FIL or AMF.  The samples were shipped to Entebbe under the direct supervision of FIL/AMF staff, where they were checked before being shipped to SGS Mwanza for analysis for gold by fire assay and for any other elements by atomic absorption.  Prior to preparation and analysis, SGS would check the samples in the shipment against the shipping form from AMF, as well as confirming that all samples were in good condition.  Standard procedure would be to notify the client of any bags that were damaged on receipt, and to remove those from the sample stream to avoid any potential cross-contamination.

12.0      DATA VERIFICATION

The Terra Leach (TL) system of soil sampling and analysis does not lend itself to a conventional quality control program of duplicates, blanks and standards.  As there is no preparation of the sample prior to digest, the requirement of inserting blanks to check on cleaning of preparation equipment is obviated.  There are currently, as far as the author is aware, no commercially prepared and certified standards that could be inserted with TL samples (Genalysis does insert its own standards with each analysis batch at the laboratory).  Accordingly the quality control program for TL sampling consists of: firstly taking due care that the samples are collected correctly and consistently, and that the sampler wears no jewellery or other metallic objects; secondly by taking field duplicate samples; and, thirdly, by repeat sampling over anomalies, though it must be borne in mind that different climatic conditions between the two surveys could significantly affect results.

In addition, AMF carried out other repeat sampling programs to confirm the validity of gold or other TL soil anomalies.  These included fire assay analysis of conventional soil samples and of vertical channel samples from pits dug through the soil profile across the TL soil anomalies

In the laboratory, Genalysis carries out its own internal checks with each batch analyzed.  In a typical batch of 63 samples Genalysis checked 3 samples (4.8%), and inserted 3 standards (4.8%) and two blanks (3.2%).

Calculation of the correlation coefficients of the laboratory repeat samples show an excellent correlation between the first and second TL assays of the same sample. The repeat analyses of 53 samples (3.41%) from a total population of 1,553 samples from Lugazi produced a correlation coefficient r = 0.9779.

Figure 12.1  Comparison of TL gold repeats, Mitoma (after B.D. Milne)

Three anomalous areas were selected by AMF from the same Mitoma data set in October 2004.  Each area was resampled using the logged GPS coordinates. The correlation coefficient of the two data sets is r = 0.874 (n= 57), very good considering the time lapse between sampling, possible different locations and laboratory variation. The comparisons shown below in Figure 12.2 illustrate that the anomalies are highly repeatable in both position and magnitude.

Figure 12.2 Comparisons of Original and Repeat TL sampling, Mitoma (after B.D. Milne)

Figure 12.3  Rugoma Soils TL vs. Fire Assay

UTM E	TL Au 2005	TL Au 2004	TL As 2005	TL As 2004
0170500	2.45		469
0170550	1.73		629
0170600	2.54	2.71	609	763
0170650	3.26	3.21	822	949
0170700	4.27	12.34	789	1493
0170750	3.7	5.05	804	754
0170800	5.07	5.23	573	1038
0170850	4.91	4.84	515	764
0170900	3.72	3.66	387	597
0170950	2.26	2.56	636	847
0171000	1.98	2.79	920	1117
0171050	2.73	2.84	806	1068
0171100	2.36	2.73	739	1083
0171150	2.24	2.67	989	1214

Figure 12.4 Kahungye Confirmation Sampling of TL Au anomaly (After B.D. Milne)

Individual batches of channel and rock samples were small, and no external standards, blanks or duplicates were submitted.  The effect of a single quality control sample in the batch would not be significant.  Internal standards and blanks were added to each batch of samples received by SGS in Mwanza.  Internal check analyses were run by SGS on approximately 8% of the samples in each batch, returning Au values within an acceptable range.

A check assay program was run on 27 of the 157 HMC samples from the Kabira area of the Mitoma Project.  The original samples were analyzed by fire assay at SGS Mwanza and the remaining pulps were shipped to SGS Lakefield, South Africa, for re-analysis.  Due to the small size of the original samples, 8 had too little material for the repeat assay.  Of those that were re-assayed, the repeat values were essentially close to the original assays.  With the small sample size and the nature of the HMC sediments, there is always the possibility that the samples were insufficiently homogeneous.  The results are shown below in Table 12.1.

Table 12.1 HMC Repeat Assays
				Original Assays		Repeat assays
				Various Cert #'s		SGS Lakefield : LA017999
				Au	Au R	Au	Au	Au R1	Au R2	Au R3
Sample	Project	Job	Date	FAA	FAA	Converted	FAA535	FAA535	FAA535	FAA535
number		Number	reported	ppm	ppm	Ppm	5ppb	5ppb	5ppb	5ppb
KB 060/a		LA 011998	2005-10-11	<0.02	-	I.S	I.S.
KB 061/a		LA 011998	2005-10-11	<0.02	-	0.010	10
KB 071/a		LA 011998	2005-10-11	<0.02	-	<0.005	<5
KB 072/a		LA 011998	2005-10-11	0.17	-	I.S	I.S.
KB 073/a		LA 011998	2005-10-11	<0.02	-	<0.005	<5	<5
KB 074/a		LA 011998	2005-10-11	<0.02	-	0.006	6
KB 075/a		LA 011998	2005-10-11	<0.02	-	<0.005	<5
KB 0112/a		LA 014282	22/10/2005	<0.02	--	<0.005	<5
KB 0146/a		LA 014282	22/10/2005	0.12	--	0.146	146
KB 0171/a		LA 014282	16/10/2005	0.03	--	I.S	I.S.
KB 0173/a		LA 014282	16/10/2005	0.02	--	<0.005	<5
KB 0174/a		LA 014282	16/10/2005	<0.02	--	<0.005	<5
KB 0175/a		LA 014282	16/10/2005	0.43	--	I.S	I.S.
KB 0200/a		LA 014282	16/10/2005	<0.02	--	0.029	29
KB 0201/a		LA 014282	16/10/2005	<0.02	--	<0.005	<5
KBR 001	Kabira	LA 012000	2005-10-11	0.38	--	I.S	I.S.
KBR 012	Kabira	LA 012000	2005-10-11	<0.02	--	<0.005	<5	<5
KBR 013	Kabira	LA 012000	2005-10-11	1.53	--	I.S	I.S.
KBR 021	Kabira	LA 012000	2005-10-11	<0.02	--	0.015	15
KBR 022	Kabira	LA 012000	2005-10-11	1.90	--	I.S	I.S.
KBR 030	Kabira	LA 012000	2005-10-11	9.59	0.77	5.880	5880	3680
KBR 031	Kabira	LA 012000	2005-10-11	<0.02	--	<0.005	<5
KBR 032	Kabira	LA 012000	2005-10-11	<0.02	--	<0.005	<5
KBR 033	Kabira	LA 012000	2005-10-11	<0.02	--	I.S	I.S.
KBR 034	Kabira	LA 012000	2005-10-11	13.70	20.70	15.500	15500	14200	7240	20600
KBR 035	Kabira	LA 012000	2005-10-11	20.10	1.66	1.660	I.S.	1660

In the author’s opinion the methodology and control of the TL soils, stream sediments and pitting/trenching sampling programs were in accordance with international mining industry standards and were adequate to provide an initial assessment of the potential for economic gold mineralization.  With the introduction of RC drilling to follow up the targets generated, a conventional quality control system of duplicate sampling and the insertion of blanks and standards should be implemented.  The two laboratories involved in analyzing the samples, Genalysis Laboratory Services in Perth, Australia, and SGS African Assay Laboratories in Mwanza, Tanzania, are both well-established and ISO-certified facilities with a considerable history of serving the needs of the mineral exploration community.  No independent check analyses were done by the author as this is neither appropriate nor necessary for soil and stream sediment geochemical programs such as those carried out by AMF on the Lugazi, Mubende, Mitoma and Mwerusandu Properties.

13.0      INTERPRETATION AND CONCLUSIONS

The Lugazi, Mubende, Mitoma and Mwerusandu properties in southern and southwestern Uganda are all located in highly prospective geology for economic gold mineralization.  All have a granite/metasediment association typical of IRG deposits.  Mubende has a greisen association, making it a potential target for Timbarra-style mineralization, while Mitoma and Mwerusandu have a distinct Sn-W association that may be more typical of Fort Knox style.

The Mitoma project bears similarities to Banro Corp’s Twangiza in the eastern DRC. The Twangiza auriferous sulphides are hosted in similar metasediments along the hinge of an anticline, with associated mafic and porphyritic intrusions and regional Sn-W granites.  Twangiza’s measured + indicated resources (Banro, 2007) are 39.2 Mt at 2.39 g/t Au.

In the author’s opinion the methodology of the TL soils, stream sediments and pit/trench sampling programs were in accordance with international industry standards and were adequate to provide an initial assessment of the potential for economic gold mineralization.  The approach of identifying target areas with potential to host IRG deposits, confirming the geology on the ground followed by regional stream sediment sampling to identify areas of higher gold potential was appropriate.  Follow-up of these targets with TL soil surveys has proven effective in outlining areas of significant gold anomalies that warrant drill-testing.

At Lugazi initial stream sediment sampling confirmed the Ni/Co anomalies detected by the German Geological Mission in 1972, and detected several gold anomalies.  TL soil sampling over these anomalies has outlined a gold-in-soil anomaly approximately 3,000 m along strike by 300-700 m wide.  This anomaly is open to the west.  Pits dug to bedrock have confirmed the presence of sheared and graphitic schists.

Mubende is at an earlier stage of exploration, but reconnaissance mapping has identified a greisen zone in the granites of the Singo Batholith and initial stream sediment sampling has detected Au and Sn/W anomalies.  The known auriferous quartz vein in metasediments at Kyashampawo, on the west side of the Singo granite, is too small to be the sole source of the extensive alluvial gold in the nearby Kamalenge area.  Possible Fort Knox-style mineralization within the Singo granite is a more likely source.

Stream sediment and detailed TL soil surveys on the three northern licences (Kahungye, Rutaka and Rugoma) of the Mitoma project have outlined several robust insitu gold anomalies that are ready for drill-testing.  Pits dug to bedrock have confirmed the geochemical anomalies and detected gold mineralization in the weathered mica-schists.  The anomalous pattern of Au + pathfinders (As, Sb, W, Sn, Bi) is typical of that associated with IRG deposits.  The two southern licences, Kabira and Kabira East, have significant stream sediment gold anomalies that require follow-up with TL soils and mapping.

On the Mwerusandu property the Mwerusandu licences have significant Sn anomalies that require further investigation, and there are elevated gold values in the sediments and TL soils.  On the Nyamulindira licence TL soils have identified a significant gold anomaly over mica-schists adjacent to an arena granite, with a strike length of about 1,000 m.  This zone is open to the south, with the same granite/metasediment contact zone continuing for some 14 km through the adjoining Kiana Mine licence.  Channel-sampling of a trench across this anomaly returned 20.4 g/t Au over 3.5 m.   The current extent of the gold anomaly is ready for drill-testing.

14.0      RECOMMENDATIONS

On the Lugazi property the first priority would be to acquire the final data from the airborne geophysical survey that was completed in March 2007.  This should then be interpreted by a geophysicist with experience in East African geology and conditions.  Ground EM should also be carried out on the soil anomalies in EL 0020.  A first phase of RC drilling should target the gold-in-soil anomalies. Regional soil sampling should be carried out on EL 0167 and, once granted, on two new adjacent areas just applied for.  Initial soil anomalies in both EL 0167 and the new areas should be infilled, and pits should be dug to investigate the depth continuity of the anomalies and the bedrock beneath the TL anomalies.  Phase II would largely consist of additional RC drilling, contingent on the results of the first phase.

On the Mubende property Phase I should consist of a test program of augering and pitting in selected drainages, to select the best method of sampling the stream sediments across the area.  Recovered gold particles should be examined to determine their provenance, and the anomalies resulting from the sediment sampling should be followed up with TL soil sampling.  Phase II should consist of infill TL soil sampling and detailed geological mapping in the most promising areas.

On the Mitoma property Phase I should consist of shallow RC drilling to test the principal soil anomalies on the Kahungye and Rugoma licences.  Infill/confirming stream sediments would be taken on the Kabira licences to the south, as well as TL soils to follow up the sediment anomalies.  Phase II would include infill soil sampling at Kabira as well as additional RC drilling at Kahungye-Rugoma, contingent on the results of the initial holes, and at Kabira if warranted by gold-in-soil anomalies.

On the Mwerusandu property the first phase programs should include additional sediment sampling at Kiana and Mwerusandu, followed by TL soil sampling and mapping over areas of interest.  The soil sampling would include extension to the south of the existing anomalous zone at Nyamulindira, with lines oriented both east-west and north-south to cover the soil anomaly and a major E-W structure.  The major soil anomaly and trench mineralization at Nyamulindira should be tested with RC drilling.  Contingent on the results of the initial drilling, a second phase of RC would be required to test the depth and strike extensions of the mineralization.

With the introduction of RC drilling to follow up the targets generated, a conventional quality control system of duplicate sampling and the insertion of blanks and standards should be implemented.

Table 14.1  Phase I Exploration Budgets

Project	Stream Seds.	Soils	Geophys.	Geology /LandSat	RC Drilling	Reports	Licence	Fixed Costs	Total
Lugazi	0	100,000	95,000	0	150,000	5,000	12,000	22,500	$384,500
Mubende	19,000	80,000	0	5,000	0	5,000	4,000	22,500	$135,500
Mitoma	5,000	59,000	0	5,000	150,000	5,000	4,000	22,500	$250,500
Mwerusandu	12,000	65,000	0	14,000	140,000	5,000	2,000	22,500	$260,500
Totals	$36,000	$304,000	$95,000	$24,000	$440,000	$20,000	$22,000	$90,000	$1,031,000

Table 14.2  Phase II Exploration Budgets

Project	Stream Seds.	Soils	Geophys.	Geology /LandSat	RC Drilling	Reports	Licence	Fixed Costs	Total
Lugazi	0	0	0	1,000	140,000	0	0	7,500	$148,500
Mubende	0	15,000	0	1,000	0	0	0	7,500	$23,500
Mitoma	0	26,000	0	1,000	140,000	0	0	7,500	$174,500
Mwerusandu	0	0	0	0	240,000	0	0	7,500	$247,500
Totals	$0	$41,000	$0	$3,000	$520,000	$0	$0	$30,000	$594,000

Table 14.3  Total Exploration Budgets 2007

Project	Stream Seds.	Soils	Geophys.	Geology /LandSat	RC Drilling	Reports	Licence	Fixed Costs	Total
Lugazi	0	100,000	95,000	1,000	290,000	5,000	12,000	30,000	$533,000
Mubende	19,000	95,000	0	6,000	0	5,000	4,000	30,000	$159,000
Mitoma	5,000	85,000	0	6,000	290,000	5,000	4,000	30,000	$425,000
Mwerusandu	12,000	65,000	0	14,000	380,000	5,000	2,000	30,000	$508,000
Totals	$36,000	$345,000	$95,000	$27,000	$960,000	$20,000	$22,000	$120,000	$1,625,000

In the author’s opinion, the character of the properties in AMF’s portfolio is of sufficient merit to justify the nature and scale of the programs outlined above.  The budgets developed by AMF for these programs are considered appropriate by the author.

15.0      REFERENCES

-         2003.  Uganda – Mining Act

-         2006.  Uganda – Opportunities for Mining Investment.  The Republic of Uganda.

Antoine, L., 2007.  On the interpretation of remote sensed and airborne geophysical data over the Lugazi Exploration Licence.  Geoscientific and Exploration Services, unpublished report for Flemish Investments Limited.

Baker, E.M. & Andrew, A.S., 1991.  Geologic, fluid inclusion and stable isotope studies of the gold-bearing breccia pipe at Kidston, Queensland, Australia. Econ. Geology
     86:810–830.

Bakke, A.A., 1995.  The Fort Knox ‘porphyry’ gold deposit – Structurally controlled stockwork and shear quartz vein, sulphide-poor mineralization hosted by a Late
     Cretaceous pluton, east-central Alaska.  In: Schroeter, T.G., (Ed) Porphyry deposits of the northwestern Cordillera of North America.  Can. Inst. Mining Metall., Spec. Vol.
     46, pp 795-802.

Blevin, P.L., 2004.  Redox and compositional parameters for interpreting the granitoid metallogeny of eastern Australia: implications for gold-rich ore systems.  Resource
     Geology 54(3): 241-252.

Cahen, L. et al, 1984.  The Geochronology and Evolution of Africa.  Clarendon Press,
     Oxford.

Kuehn et al. (1990) Regional setting and nature of gold mineralization in Tanzania and southwest Kenya: Precambrian Research, v. 46, p. 71-82

Milne, B.D., 2005.  Exploration to date and exploration results, Mitoma Concessions, SW
     Uganda.  Internal report for FIL.

Mustard, R., 2001.  Granite-hosted gold mineralization at Timbarra, northern New South
     Wales, Australia.  Mineralium Deposita 36: 542-562.

Pickford, M., Senut, B. and Hadoto, D., 1993.  Geology and Palaeobiology of the Albertine
     Rift Valley Uganda-Zaire, Vol. 1: Geology.  CIFEG Occas. Publ. 24, 1-190; Orleans.

Pohl, W., 1994.  Metallogeny of the northeastern Kibara belt, Central Africa – Recent perspectives. – Ore Geol. Rev. 9, 105-130; Rotterdam.

Quandt, D., Ekstrom, C., Craig, C., 2007.  Technical Report for the Fort Knox Mine.  NI 43-
     101 Report prepared for Kinross Gold Corp. and Fairbanks Gold Mining Corporation
     Inc.

Schlüter, T., 1997.  Geology of East Africa. Gebrüder Borntraeger, Berlin-Stuttgart

Skead, M.B., 2006.  NI 43-101 Technical Report, Twangiza Project, South Kivu Province,
     Democratic Republic of Congo.  Report submitted to SEDAR for Banro Corp.

Skead, M.B., 2007.  Fourth NI 43-101 Technical Report, Twangiza Project, South Kivu
     Province, Democratic Republic of Congo.  Report submitted to SEDAR for Banro
     Corp.

Thompson, J.F.H., et al, 1999.  Intrusion-related gold deposits associated with tungsten-tin provinces.  Mineralium Deposita 34: 323-334.

Thompson, J.F.H. and Newberry, R.J., 2000.  Gold deposits related to reduced granitic intrusions.  Society of Economic Geologists, Review Series, 13: 377-397.

16.0      CERTIFICATE

to accompany the report entitled “Report on the Mineral Exploration Properties of African Mineral Fields Inc. in the Republic of Uganda”, dated May 15, 2007.

          I, Martin J. Taylor, do hereby certify that:

  I am an independent consulting geologist residing at 32 Raymond Avenue, Toronto, Ontario, Canada, M6S 2B3.
  I graduated from the University of Bristol in Bristol, England in 1970 with a B.Sc. in Geology.  I have practised my profession continuously since that time.
  I am a practising member in good standing of the Association of Professional Geoscientists of Ontario, licence number 0040.
  I have experience in exploration for gold deposits in Archaean and Proterozoic terranes in East Africa, including those in lateritic environments.  I have 6.2 years previous experience in gold exploration in the Lake Victoria Goldfields of Tanzania.
  I have read the definition of "qualified person" set out in National Instrument 43-101 ("NI 43-101") and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a "qualified person" for the purposes of NI 43 -101.
  I have visited 13 of the 14 properties described in this report.  I have also reviewed the available licence documents and underlying agreements relating to the individual licences though, as a professional geoscientist, I am not qualified to verify their legal status.  I am the sole author of this report.
  I have no personal knowledge as of the date of this certificate of any material fact or change which is not reflected in this report.
  Neither I nor any affiliated entity of mine is at present, or under an agreement, arrangement or understanding expects to become an insider, associate or affiliated entity of African Mineral Fields Inc., or any associated or affiliated entity.
  Neither I nor any affiliated entity of mine own, directly or indirectly, nor expect to receive any interest in the properties or securities of African Mineral Fields Inc., or any associated or affiliated companies.
  Neither I nor any affiliated entity of mine have earned the majority of our income during the preceding three years from African Mineral Fields Inc., or any associated or affiliated companies.
  I have not previously worked on these properties.
  I have read the NI 43-101 and Form 43-101F1 and have prepared this technical report in compliance with these documents and in conformity with generally accepted Canadian mining industry practice.

Dated this 15th day of May, 2007 at Mwanza, Tanzania.

<Signed>

Martin J. Taylor, P.Geo.

APPENDIX I

Letter from Department of Geological Survey and Mines

TELEGRAM: DISCOVERY
TELEPHONE: GENERAL (+256-41) 320656/320790
DIRECT (+256-41) 320118/320559
DIRECT (+256-31) 262902/3
FAX: (+256-41) 320364
E-mail: gsurvey@starcom.co.ug
minerals@infocom.co.ug

IN ANY CORRESPONDENCE ON
THIS SUBJECT PLEASE QUOTE No. ....

THE REPUBLIC OF UGANDA

DEPARTMENT OF GEOLOGICAL
SURVEY AND MINES,
PLOT 21-29 JOHNSTONE ROAD,
P.O. Box 9 ENTEBBE, UGANDA.

EL 0004

24th April 2007

TO WHOM IT MAY CONCERN

This is to certify that M/s Flemish Investments Limited of P O Box 701, Entebbe is a registered company in Uganda. The company has been here since July 2004. Over these years Flemish Investments has acquired up to twenty-two (22) exploration licenses spread in southwestern Uganda and in central Uganda. It has also filed applications to secure five (5) more exploration licenses, all these are for base metals (with some PGM) and gold.

Most importantly, M/s Flemish Investments Limited has all along filed timely quarterly reports on all licenses held and fulfilled all financial obligations on payment of mineral rentals.

In summary M/s Flemish Investments Limited has very clean record. The company has encountered good geological structures which we believe may yield a mine in western Uganda very soon

On the basis of its performance, I do recommend any association in terms of partnerships or joint venture with any interested party.

John Odida
For: Commissioner, Department of Geological Survey and Mines

Encl. list of ELs accredited to M/s Flemish Investments Limited.

Table 1 : Flemish Investments Limited / Oryx and AMF JV : Ground holdings updated : 24th April 2007 - BDM

Italics = EL in Application
(subject to change)

Exploration Licences (EL) in application and granted :

Series	EL Number	Concession Name	JV partner	Old EPL Number	Project Name	Approx Location	Administrative District	GSMD District	Square Km	Topo Sheet #	Date granted	Expiry Date	Prep Fees**** & Annual Rental	Applik Fees date paid
1	EL 0004	Nhcwiro	AMF	n/a	Mitoma	Bushenyi	Bushenyi	Mbarara	10.7	93/2	18/03/2005	17/03/2008	760,000	7/02/2005
2	EL 0005	Kabira	AMF	n/a	Mitoma	Bushenyi	Bushenyi	Mbarara	80	93/2	23/03/2005	22/03/2008	1,580,000	13/12/2004
3	EL 0006	Lake Bunyonyi	Oryx	n/a	Kabale	Kabale	Kabale	Kabale	54	93/2 + 93/4	23/03/2005	22/03/2008	1,290,000	7/02/2005
4	EL 0009	Chilima S	Oryx	n/a	Kabale	Kabale	Kabale	Kabale	196	93/2	22/04/2005	21/04/2008	2,500,00	22/02/2005
5	EL 0010	Chilima E	Oryx	n/a	Kabale	Kabale	Kabale	Kabale	194	93/2 + 94/1	22/04/2005	21/04/2008	2,610,000	22/02/2005
6	EL 0011	Kabale SE	Oryx	n/a	Kabale	Kabale	Kabale	Kabale	192	94/1 + 94/3	22/04/2005	21/04/2008	2,570,000	22/02/2005
7	EL 0012	Mukashekye	Oryx	n/a	Kabale	Kabale	Kabale	Kabale	20	93/2	18/03/2005	17/03/2008	850,000	22/02/2005
8	EL 0018	Nyamulindira	AMF	n/a	Mwerusandu	Rubaare	Ntungamo	Mbarara	20	85/3 + 94/1	23/03/2005	22/03/2008	830,000	9/3/2005
9	EL 0019	Mwerusandu N	AMF	n/a	Mwerusandu	Rubaare	Ntungamo	Mbarara	19	85/4	23/03/2005	22/03/2008	840,000	+- 12/03/2005
10	EL 0020	Lugazi	AMF	n/a	Lugazi	Jinja	Mukono	Entebbe	261	71/2 + /4	22/04/2005	21/04/2008	3,260,000	9/3/2005
11	EL 0022	Mwerusandu W	AMF	n/a	Mwerusandu	Rubaare	Ntungamo	Mbarara	18.7	85/4 + 94/2	22/04/2005	21/04/2008	850,000	9/3/2005
12	EL 0023	Kahungye	AMF	EPL 4682	Mitoma	Bushenyi	Bushenyi	Mbarara	19.20	93/2	22/04/2005	21/04/2008	850,000	+- 12/03/2005
13	EL 0024	Rutaka	AMF	EPL 4681	Mitoma	Bushenyi	Bushenyi	Mbarara	15.00	93/2	22/04/2005	21/04/2008	830,000	+- 12/03/2005
14	EL 0025	Rugoma	AMF	EPL 4683	Mitoma	Bushenyi	Bushenyi	Mbarara	16.00	93/2	22/04/2005	21/04/2008	850,000	+- 12/03/2005
15	EL 0116	Kiana Mine	AMF	n/a	Rubaare	Ntungamo	Ntungamo	Mbarara	147.03	94/1	10/08/2006	09/08/2009	2,120,000	16/05/2006
16	EL 0117	Kabira East	AMF	n/a	Mitoma	Kitaka	Bushenyi	Mbarara	138.1	85/1	10/08/2006	09/08/2009	2,100,000	16/05/2006
17	EL 0118	Lake Mulehe	Oryx	n/a	Kabale	Kisoro	Kisoro/Kabale	Kabale	58.50	93/1 + 93/2	16/08/2006	15/06/2009	1,240,000	25/05/2006
18	EL 0119	Lake Bunyoni South	Oryx	n/a	Kabale	Kabale	Kabale	Kabale	274.00	93/2 + 93/4	19/08/2006	18/06/2009	3,390,000	25/05/2006
19	EL 0121	Mubende	–	n/a	Mubende	Mubende	Mubende	Entebbe	71.20	59/1 + 59/3	23/08/2006	22/06/2009	1,370,000	12/6/2006
20	EL 0122	Singo North	AMF	n/a	Mubende	Mubende	Mubende/Kiboga	Entebbe	500	59/3, 59/4	10/08/2006	09/08/2009	5,650,000	+- 12/06/2006
21	EL 0123	Singo South	AMF	n/a	Mubende	Mityana	Mubende	Entebbe	380	69/1, 69/2	10/08/2006	09/08/2009	3,450,000	+- 12/06/2006
22	TBA	Lugazi West EL0167	AMF	n/a	Lugazi	Mukono	Mukono	Entebbe	471	71/1, 71/2, 71/3,	(10/03/2007)	(09/03/2010)	3,880,000	7/3/2007
23	*In Applic*	*Lugazi North*	AMF	*n/a*	*Lugazi*	*Mbira Forest*	*Mukono*	*Entebbe*	*372*	*61/4, 62/3, 71/2, 72/1*				
24	*In Applic*	*Lugazi South*	AMF	*n/a*	*Lugazi*	*Grant Bay*	*Mukono*	*Entebbe*	*382*	*71/2, 72/1, 71/4, 72/3*				
25	*In Applic*	*Lugazi East*	AMF	*n/a*	*Lugazi*	*Jinja*	*Mukono*	*Entebbe*	*338*	*71/2, 72/1, 72/2*				
26	*In Applic*	*Kabira West*	AMF	*n/a*	*Mitoma*	*Kabira*	*Mbarara*	*Mbarara*	*77*	*85/1, 85/3*				
27	*In Applic*	*Kabira North*	AMF	*n/a*	*Mitoma*	*Kitagata*	*Mbarara*	*Mbarara*	*83*	*85/1*				
								Sq Km	4316.03				38,813,000	UG Shilling
													$21,563	US Dollars *

* Exchange Rate used : US$ 1= UGX 1700 and 1850
** Annual Rental = 10 000 UGS per sqkm
*** Exchange rate used : US$ 1 = UGX 1713 (2/3/07)

Flemish Investments Limited
Registration Number 65324

JAvodid 24/4/07

COMMISSIONER
GEOLOGICAL SURVEY & MINES DEPARTMENT
P. O. BOX 9 ENTEBBE—UGANDA